QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ILG, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

ILG, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

              Notice is hereby given that the Annual Meeting of Stockholders of ILG, Inc., a Delaware corporation, will be held at our offices located at 6262 Sunset Drive, Miami, Florida 33143, on Monday, May 15, 2017, at 4:30 p.m., local time, for the following purposes:

  1.
  To elect each of the thirteen nominees named in the accompanying proxy statement (or, if necessary, any substitute nominees selected by our board of directors) as a director, each to serve until the 2018 annual meeting and until his or her successor is duly elected and qualified;

  2.
  To approve, in a non-binding vote, the compensation of our named executive officers;

  3.
  To determine, in a non-binding vote, whether a shareholder vote to approve the compensation of our named executive officers should occur every one, two or three years;

  3.
  To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for ILG for the fiscal year ending December 31, 2017; and

  4.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

              Only stockholders of record at the close of business on March 21, 2017 will be entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

              Your vote is important.    Whether or not you plan to attend the meeting, please vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a proxy card or voting instruction card by mail, you also may submit your proxy card or voting instruction card by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided. Any stockholder attending the meeting may vote in person, even if you have already returned a proxy card or voting instruction card.

By Order of the Board of Directors,

Victoria J. Kincke Secretary

Dated: March 28, 2017

              NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding Availability of Proxy Materials for the Stockholder Meeting on May 15, 2017.

              The 2017 Proxy Statement and 2016 Annual Report on Form 10-K are available at the website listed below beginning on or about April 3, 2017:

  •
  http://www.proxyvote.com

ILG, INC.
6262 SUNSET DRIVE
MIAMI, FLORIDA 33143

PROXY STATEMENT FOR THE
2017 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

              This proxy statement and the enclosed proxy card are furnished to you in connection with the solicitation of proxies by the board of directors of ILG, Inc., or ILG, for use at ILG's 2017 Annual Meeting of Stockholders. This proxy statement summarizes information you need to know to vote at the annual meeting. The annual meeting will be held at our principal executive office located at 6262 Sunset Drive, Miami, Florida 33143, on Monday, May 15, 2017, at 4:30 p.m., local time. Our telephone number is (305) 666-1861.

              The proxy materials, including this proxy statement, proxy card and our 2016 annual report, are being made available on or about April 3, 2017 to all stockholders of record on March 21, 2017. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

              Electronic Access.    In accordance with rules and regulations adopted by the SEC, we have elected to provide our stockholders access to our proxy materials over the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, was mailed on or about April 3, 2017 to our stockholders who owned our common stock at the close of business on March 21, 2017. Stockholders have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials be sent to them by following the instructions in the Notice.

              The Notice also provided instructions on how you can elect to receive future proxy materials electronically or in printed form by mail. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate such election. Choosing to receive future proxy materials electronically will allow us to provide you with the information you need in a timelier manner, will save us the cost of printing and mailing documents to you and will conserve natural resources.

              Cost of Solicitation.    We will bear the expense of soliciting proxies. ILG has retained D.F. King & Co., Inc., a proxy solicitation firm, to solicit proxies in connection with the annual meeting at a cost of $12,500 plus expenses. In addition to these proxy materials, our directors and employees (who will receive no compensation in addition to their regular compensation) may solicit proxies in person, by telephone or email. We will reimburse banks, brokers, and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses for sending proxy materials to, and obtaining instructions from, persons for whom they hold shares.

              Proxy solicitor.    ILG stockholders who need assistance in voting their shares or need a copy of this proxy statement should contact:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Call Toll Free: (866) 751-6309
Call Collect: (212) 269-5550
Email: ilg@dfking.com

QUESTIONS AND ANSWERS

Who may vote at the meeting?

              If you owned our stock on March 21, 2017, the record date, you may attend and vote at the meeting. As of March 21, 2017, there were 124,306,695 shares of our common stock outstanding and entitled to vote at the meeting. Holders of our common stock at the close of business on the record date are entitled to one vote per share on all matters voted on at the meeting.

What is the quorum requirement for the meeting?

              We will have a quorum and will be able to conduct the business of the annual meeting if the holders of a majority of the outstanding shares of our common stock as of the record date are present at the annual meeting, either in person or by proxy. Proxies we receive marked as abstentions or broker non-votes (shares held in "street name" by a broker or nominee that does not have discretionary authority to vote on a particular matter and has not received voting instructions from its client) will be included in the calculation of the number of shares considered to be present at the meeting.

What matters will ILG stockholders vote on at the annual meeting and what vote is required for each?

ILG stockholders will vote on the following proposals:

  •
  Proposal 1—To elect each of the thirteen nominees named in this proxy statement (or, if necessary, any substitute nominees selected by our board of directors) as a director, each to serve until the 2018 annual meeting and until his or her successor is duly elected and qualified.

  The thirteen director nominees receiving the greatest number of "for" votes will be elected. ILG has a majority voting policy as part of its corporate governance guidelines. This majority voting policy is applicable solely to uncontested elections, for which the number of nominees does not exceed the number of directors to be elected. Under the majority voting policy, any nominee that receives more "withhold" votes than "for" votes in an uncontested election must submit a written offer to resign as a director. Any such resignation will be reviewed by our nominating committee and, within 90 days after the election, the independent members of the board of directors will determine whether to accept, reject or take other appropriate action with respect to, the resignation, in furtherance of the best interests of ILG and its stockholders.

  •
  Proposal 2—To approve a non-binding advisory resolution on executive compensation.

  Proposal 2 requires the affirmative approval of a majority of votes cast by holders of our common stock present in person, or by proxy, at the Annual Meeting. Abstentions and broker non votes will not be considered votes cast on the proposal and will not have a positive or negative effect on the outcome of the proposal.

  •
  Proposal 3—To determine, in a non-binding vote, whether a shareholder vote to approve the compensation of our named executive officers should occur every one, two or three years.

  Proposal 3 will be determined by a plurality of the votes cast. Abstentions and broker non votes will not be considered votes cast on the proposal and will not have a positive or negative effect on the outcome of the proposal.

  •
  Proposal 4—To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for ILG for the fiscal year ending December 31, 2017.

  Proposal 4 requires the affirmative approval of a majority of votes cast by holders of our common stock present in person, or by proxy, at the annual meeting. Abstentions will not be considered votes cast on the proposal and will not have a positive or negative effect on the outcome of this proposal. Because Proposal 4 should be considered a "routine" matter (as described below), we do not anticipate any broker non-votes.

The Board recommends that you vote FOR the election of the thirteen directors listed in Proposal 1, FOR Proposal 2, ONE year for Proposal 3 and FOR Proposal 4.

How will my shares be voted?

              The common stock represented by your proxy will be voted in accordance with specifications provided on your proxy or voting instruction card or with specifications you provided by telephone or Internet. If any other matters shall properly come before the annual meeting, the persons named in your proxy, or their substitutes, will determine how to vote thereon in accordance with their judgment. The board of directors does not know of any other matters that will be presented for action at the annual meeting.

What happens if I do not give specific voting instructions?

  •
  Stockholders of Record.    If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement for the election of the thirteen directors as set forth under Proposal 1 (Election of Directors), in favor of Proposal 2 (approval of non-binding advisory resolution on executive compensation), in favor of voting one year for Proposal 3 (determine, in a non-binding vote, whether a shareholder vote to approve the compensation of our named executive officers should occur every one, two or three years) and in favor of Proposal 4 (ratification of Ernst & Young LLP as independent registered public accounting firm) and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.

  •
  Beneficial Owners of Shares Held in Street Name.    If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a "non-routine" matter, the organization that holds your shares will note that it does not have the authority to vote on such matters with respect to your shares. This is generally referred to as a "broker non-vote." We believe that Proposal 4 will be considered a "routine" matter and Proposals 1, 2 and 3 will be considered "non-routine." Therefore it is important that you provide voting instructions to your broker.

How can I get electronic access to the proxy materials?

              You can view the proxy materials for the meeting on the Internet at www.proxyvote.com. Please have your control number available. Your control number can be found on your Notice. If you received a paper copy of your proxy materials, your control number can be found on your proxy card or voting instruction card. Our proxy materials are also available on our Investor Relations website at www.iilg.com.

Can I vote my shares by filling out and returning the Notice?

              No. The Notice will, however, provide instructions on how to vote by Internet, by telephone, by requesting and returning a paper proxy card or voting instruction card, or by submitting a ballot in person at the meeting.

What do I need to do to vote at the annual meeting?

              We encourage you to vote promptly. Telephone and Internet voting are available through 11:59 p.m. Eastern Time on Sunday, May 14, 2017. If your shares are registered in your name, then you are a "registered holder" and you may vote in person at the annual meeting or by proxy. Registered and beneficial holders may vote in one or more of the following ways:

  •
  By Telephone.    You may vote your shares by calling 1-800-690-6903 and following instructions provided by the recorded message. You may vote by telephone 24 hours a day. The telephone voting system allows you to confirm that the system has properly recorded your votes.

  •
  By Internet.    You may vote your shares over the Internet by logging onto www.proxyvote.com using the control number found on your Notice, proxy card or voting instruction card and following the steps outlined on the secure website. As with the telephone voting system, you will be able to confirm that the system has properly recorded your votes.

  •
  By Mail.    If you have received printed proxy materials, you may vote by mail by completing and signing your proxy card if your shares are held of record in your name or, for shares held beneficially in "street name," by following the voting instructions included by your stockbroker, trustee or nominee, and mailing it in the enclosed envelope.

  •
  In Person.    If your shares are held of record by our transfer agent in your name as of the record date, you may vote at the meeting by providing a ballot or proxy at the annual meeting. If you are a beneficial holder of shares held in "street name" through a broker, trustee, bank or other nominee that holds shares on your behalf, you may vote in person at the annual meeting by obtaining a legal proxy from the nominee that holds your shares.

              Only persons with proof of stock ownership will be admitted to the annual meeting. If you are a registered stockholder, please bring a form of photo identification with you to the annual meeting. If your shares are not registered in your name, you must bring proof of share ownership (such as a recent bank or brokerage firm account statement, together with photo identification) to be admitted to the annual meeting.

Can I change my vote?

              You may revoke your proxy at any time before a vote is taken at the meeting by giving notice to us in writing or at the meeting or by executing and forwarding a later-dated proxy to us or voting a later proxy by telephone or the Internet. Your presence at the annual meeting will not automatically revoke your proxy. If you are a beneficial stockholder only, you should check with the broker, trustee, bank or other nominee who holds your shares to determine how to change or revoke your vote.

 PROPOSAL 1—ELECTION OF DIRECTORS

              At the annual meeting, ILG's stockholders will be asked to vote for the election of the thirteen director nominees named below, each to serve until the next annual meeting and until his or her successor is duly elected and qualified. All of the nominees are incumbent directors. Starwood Hotels & Resorts Worldwide, LLC., referred to as Starwood, has the right to nominate four directors serving on ILG's board and Liberty Interactive Corporation has the right to nominate two directors serving on ILG's board, in each case as described in more detail below under "Certain Relationships and Related Transactions."

              Common stock represented by proxies, unless otherwise specified, will be voted for the election of the thirteen nominees. If, by reason of death or other unexpected occurrence, any one or more of the nominees should not be available for election, the proxies will be voted for the election of one or more substitute nominees as the board may nominate.

Information Regarding the Director Nominees

              Craig M. Nash, age 63, has served as President and Chief Executive Officer of ILG since May 2008 and as Chairman of the Board of ILG since August 2008. Mr. Nash served as President of Interval International from August 1989 until September 2014. Prior to assuming this role, Mr. Nash served in a series of increasingly significant roles with Interval International, including as General Counsel. Mr. Nash joined Interval in 1982. Mr. Nash serves on the Board of Directors of the American Resort Development Association and is also a member of its Executive Committee.

              David Flowers, age 63, has served as a director of ILG since August 2008. Prior to December 31, 2014, Mr. Flowers served as Senior Vice President and Managing Director, Alternative Investments of Liberty Media Corporation, which holds ownership interests in a broad range of electronic retailing, media, communication and entertainment businesses, since October 2000, Treasurer since April 1997 and Vice President since June 1995. He also served as Senior Vice President and Treasurer of Discovery Holding Company from May 2005 to September 2008. Mr. Flowers was a member of the board of directors of Sirius XM Radio Inc., a subscription satellite radio company from March 2009 until December 2014. Since October 2015, he has served on the board and as chairman of the audit committee and on the remuneration committee of Digital Global Services Ltd. (DGS), a London AIM-listed provider of outsourced online customer acquisition solutions. DGS became a private company in December 2016. Mr. Flowers was nominated as a director of ILG by Liberty Interactive Corporation.

              Victoria L. Freed, age 60, has served as a director of ILG since October 2012. Ms. Freed has also served as Senior Vice President, Sales, Trade Support and Service for Royal Caribbean International, a global cruise vacation company, since January 2008. Prior to joining Royal Caribbean, she spent 29 years with Carnival Cruise Lines, where she was Senior Vice President of Sales and Marketing for 15 years. From 1998 to 2000, Ms. Freed also served as the first female chairman of the Cruise Line International Association, the marketing and travel agent training arm of the North American cruise industry. Ms. Freed earned a bachelor's degree in business with an emphasis in marketing from the University of Colorado. She also holds a Certified Travel Counselor (CTC) designation.

              Lizanne Galbreath, age 59, has served as a director of ILG since May 2016. Ms. Galbreath has been the Managing Partner of Galbreath & Company, a real estate investment firm, since 1999. From April 1997 to 1999, Ms. Galbreath was Managing Director of LaSalle Partners/Jones Lang LaSalle, a real estate services and investment management firm, where she also served as a director. From 1984 to

1997, Ms. Galbreath served in a variety of leadership positions including as a Managing Director, Chairman and Chief Executive Officer of The Galbreath Company, the predecessor entity of Galbreath & Company. Ms. Galbreath is also currently a director of Paramount Group, Inc. Ms. Galbreath has been a director of Starwood from 2005 to September 2016 and served on its Capital Committee, Compensation and Option Committee and Corporate Governance and Nominating Committee. Ms. Galbreath was nominated as a director of ILG by Starwood.

              Chad Hollingsworth, age 40, has served as a director of ILG since February 2015. Mr. Hollingsworth has been senior vice president of Liberty Interactive Corporation, Liberty Media Corporation, Liberty TripAdvisor Holdings, Inc. and Liberty Broadband Corporation since January 2016. He previously served as vice president of Liberty Interactive Corporation and Liberty Media Corporation since December 2011, having joined the company in November 2007, as well as vice president of Liberty TripAdvisor Holdings, Inc. since August 2014 and Liberty Broadband Corporation since October 2014. Mr. Hollingsworth focuses on transaction and structuring opportunities, strategic advisory work and venture capital investment evaluation. He received his bachelor's degree from Stanford University in human biology, with honors, and earned the right to use the CFA® designation. Mr. Hollingsworth was nominated as a director of ILG by Liberty Interactive Corporation.

              Lewis J. Korman, age 72, has served as a director of ILG since August 2008. Mr. Korman is a business advisor to various companies: Trident Media Group, a literary agency in the media business, since 2002; Sandler Travis Trade Advisory Services, Inc., a customs management, consulting and trade compliance company, since 2006; and Sandler, Travis & Rosenberg, an international trade law firm and business practice, since 2007. From 1999 until its sale in April 2015, Mr. Korman was a director of Learning Express LLC, a company engaged in test preparation for occupational certification and test assessment for educational institutions through the internet. From 1998 through 2007, Mr. Korman served as Vice Chairman of RAB Holdings, which owned Millbrook Distribution Services (a distributor of specialty foods and health and beauty products to supermarkets), and The B. Manischewitz Company (a manufacturer of kosher and related ethnic food products). From 1997 to 2009, he was an advisor to X.L. Capital, Ltd., a reinsurance company. From 1992 to 1997, until acquired by a predecessor of IAC/InterActiveCorp (IAC), Mr. Korman was President and Chief Operating Officer of Savoy Pictures Entertainment, motion picture distributor and owner of four Fox affiliated television stations. He served as Senior Executive Vice President and Chief Operating Officer of Columbia Pictures Entertainment (motion picture and television production and distribution) from 1988 until 1989, and as Senior Executive Vice President of its predecessor, TriStar Pictures from 1987. Mr. Korman was a partner in a law firm until 1986.

              Thomas J. Kuhn, age 54, has served as a director of ILG since August 2008. Mr. Kuhn is of counsel at the law firm of Covington & Burling, LLP. Prior to joining Covington in February 2017, Mr. Kuhn was the managing member of Doorbrook, LLC, an advisory and investment firm beginning January 2014. From 2000 through December 2013, Mr. Kuhn was a Managing Director at Allen & Company LLC, an investment banking firm. Prior to joining Allen, he was the Senior Vice President and General Counsel of USA Networks, Inc. (a predecessor to IAC).

              Thomas J. McInerney, age 52, has served as a director of ILG since May 2008. Mr. McInerney served as Executive Vice President and Chief Financial Officer of IAC from January 2005 through March 2012. Mr. McInerney previously served as Chief Executive Officer of IAC's Retailing sector from January 2003 through December 2005. Prior to this time, Mr. McInerney served as Executive Vice President and Chief Financial Officer of Ticketmaster (prior to it becoming a wholly-owned subsidiary of IAC in January 2003) and its predecessor company, Ticketmaster Online-Citysearch, Inc., since May 1999. Prior to joining Ticketmaster, Mr. McInerney worked at Morgan Stanley, most recently as a Principal. Mr. McInerney previously served as a director of Cardlytics, Inc., a purchase-based data intelligence platform, and currently serves as a director of HSN Inc., a television and online retailer, Yahoo! Inc., a digital media company, and Match Group, Inc., a leading provider of dating products. Upon closing of the sale to Verizon of Yahoo! Inc.'s operating business, Mr. McInerney will become Chief Executive Officer of Altaba, Inc., the company holding the remaining assets and liabilities of Yahoo! Inc. that are not being purchased.

              Thomas P. Murphy, Jr., age 67, has served as a director of ILG since August 2008. Mr. Murphy is Chairman and Chief Executive Officer of Coastal Construction Group, a construction company, which he founded in 1989. Mr. Murphy has over 40 years of construction and development experience, which encompasses hospitality, resort, office, retail, industrial, institutional and residential projects. Mr. Murphy is an honorary board member of Baptist Health Systems of South Florida and is a member of the National Construction Industry Round Table, the National Association of Home Builders and the Florida Home Builders Association. He also serves as a director of The St. Joe Company, a New York Stock Exchange (NYSE) listed real estate developer.

              Stephen R. Quazzo, age 57, has served as a director of ILG since May 2016. Mr. Quazzo is the Chief Executive Officer and has been the Managing Director and co-founder of Pearlmark Real Estate, LLC, formerly known as Transwestern Investment Company, L.L.C., a real estate principal investment firm, since March 1996. From April 1991 to March 1996, Mr. Quazzo was President of Equity Institutional Investors, Inc., a private investment firm and a subsidiary of Equity Group Investments, Inc. Mr. Quazzo is also currently a director of Phillips Edison Grocery Center REIT I, Inc. Mr. Quazzo was a director of Starwood from 1995 to September 2016 serving terms as the Chair of the Capital and Governance Committees as well as serving on the Audit Committee. Mr. Quazzo was nominated as a director of ILG by Starwood. Mr. Quazzo holds undergraduate and MBA degrees from Harvard University, where he serves as an HAA Director and a member of the Board of Dean's Advisory for the business school. He is a member and Trustee of the Urban Land Institute, chairman of the ULI Foundation, a member of the Pension Real Estate Association, and is a licensed real estate broker in Illinois. He is a Trustee of Rush University Medical Center, an Investment Committee member of the Chicago Symphony Orchestra endowment and pension plans, a Trustee of the Latin School of Chicago since 2001, and a Chicago advisory Board member of City Year, a national service organization since 1994. Mr. Quazzo was nominated as a director of ILG by Starwood.

              Sergio D. Rivera, age 54, has served as a director of ILG since May 2016 and President and CEO of the Vacation Ownership segment since November 2016. Prior to joining ILG, Mr. Rivera was President of The Americas for Starwood. He was previously Co-President, The Americas for Starwood from July 2012 to February 2014, and President and Chief Executive Officer of Starwood Vacation Ownership (now known as Vistana Signature Experiences), now a wholly owned subsidiary of ILG. Prior to 2008, Mr. Rivera held progressively senior management roles within Starwood, including Controller, Vice President of Sales and Marketing, Senior Vice President of International Operations, and President of Global Real Estate. Mr. Rivera began his career with Starwood through its predecessor company, Vistana Resorts, in 1989. Mr. Rivera is a member of the board of directors of Welltower, Inc., a NYSE-listed REIT that invests with leading senior housing operators, post-acute providers and health systems. He also serves as a member of the Urban Land Institute, trustee of The Nature Conservancy Florida Chapter, a member of the University of Central Florida Rosen College of Hospitality Management Advisory Board, as well as the Florida International University Chaplin School of Hospitality & Tourism Management Dean's Advisory Council. Mr. Rivera was nominated as a director of ILG by Starwood.

              Thomas O. Ryder, age 72, has served as a director of ILG since May 2016. Mr. Ryder retired as Chairman of the Board of The Reader's Digest Association, Inc., a global media and direct marketing company, in January 2007, a position he had held since January 2006. Mr. Ryder was Chairman of the Board and Chief Executive Officer of that company from April 1998 through December 2005. In addition, Mr. Ryder was Chairman of the Board and Chairman of the Audit Committee of Virgin Mobile USA, Inc., a wireless service provider, from October 2007 to November 2009. Mr. Ryder was President, American Express Travel Related Services International, a division of American Express Company, which provides travel, financial and network services, from October 1995 to April 1998. In the past five years, Mr. Ryder also served as a director of World Color Press, Inc., a company acquired by Quad/Graphics, Inc. in July 2010. Mr. Ryder is also currently a director of Amazon.com, Inc., Quad/Graphics, Inc. and RPX Corporation. Mr. Ryder was a director of Starwood from 2001 to September 2016 and served on its Capital Committee and the Compensation and Option Committee. Mr. Ryder was nominated as a director of ILG by Starwood.

              Avy H. Stein, age 62, has served as a director of ILG since August 2008 and as Lead Director since December 2008. Mr. Stein is a Managing Partner of Willis Stein & Partners, a Chicago-based private equity firm that invests in companies in the consumer, education, healthcare and specialized business service industries. Mr. Stein co-founded Willis Stein & Partners with John Willis in 1994. Mr. Stein serves many philanthropic organizations. He is a co-chairman of the Development Council for B.U.I.L.D. (Broader Urban Involvement in Leadership Development), an organization that provides career and educational development for inner city youth, a member of the Board of Trustees, former Chairman of the audit and risk committee and Treasurer, and current Chairman of the Investment Committee and acting member of the Executive Committee of the Ravinia Festival; as well as a member of the Economic Club and Commercial Club of Chicago and The Standard Club. Mr. Stein served on the Board of Directors and compensation and nominating and corporate governance committees of Roundy's, Inc., a NYSE-listed grocer in the Midwest until December 2015. Mr. Stein serves on the boards of directors, and in some cases as chairman or co-chairman of, privately-held companies in which his private equity firm has a stake such as VelociTel, Lincoln Renewable Energy, Education Partners, LLC, Strategic Materials and Education Corporation of America. Mr. Stein joined the board of Hilco Global, a privately-held international financial services company in August 2016. Mr. Stein is a certified public accountant, and received his law degree in 1980 from Harvard University.

CORPORATE GOVERNANCE

Board of Directors

              Qualifications.    Our board of directors is comprised of individuals with an array of operating, finance, sales and legal experience in a variety of industries. As such, they each bring an informed perspective on matters we face as a public company, including experience reading and understanding and/or preparing financial statements, compensation determinations, regulatory compliance, corporate governance, public affairs and legal matters. Our board of directors believes that each of the directors is qualified to serve as a director and member of the committees on which each serves because of the skills and qualifications acquired based on the following experience:

  •
  Mr. Flower's financial, investment and public company experience as a senior finance executive of a large public company;

  •
  Ms. Freed's sales, marketing and consumer insight experience in the leisure and tourism industry as a senior executive with cruise companies;

  •
  Ms. Galbreath's senior leadership experience as manager of Galbreath & Company, real estate investment, development and strategy experience, and management and corporate governance experience;

  •
  Mr. Hollingsworth's merger and acquisition transaction experience, financial analysis skills and experience with corporate governance and management compensation plans;

  •
  Mr. Korman's business and legal experience as a business advisor and senior operating executive in areas involving strategy, financial analysis and planning, capital formation and a variety of transactions;

  •
  Mr. Kuhn's financial, legal and public company experience and his experience reading and understanding financial statements as a managing director at an investment banking firm and as the general counsel of a public company;

  •
  Mr. McInerney's financial and public company experience as the chief financial officer of a public company and his familiarity with ILG's business and operations as an executive of our former parent company;

  •
  Mr. Murphy's operational and related industry experience in development of resorts as the chief executive officer of a construction and development company;

  •
  Mr. Nash's industry, strategic, operational and legal experience as our chief executive officer and as a member of the executive committee of the American Resort Development Association as well as his role in promoting constructive regulations regarding the shared ownership industry

  •
  Mr. Quazzo's real estate, investment, development and strategy experience as CEO of Pearlmark Real Estate, LLC and his public company and senior leadership experience;

  •
  Mr. Rivera's senior leadership, operational and industry experience as former Starwood President, The Americas as well as president and chief executive officer of the Vistana business;

  •
  Mr. Ryder's branding, development and strategy experience coupled with his global business, media, marketing and public company director experience; and

  •
  Mr. Stein's financial, accounting and legal experience as a managing partner in a private equity firm and as a certified public accountant and lawyer, and his familiarity with ILG's business and operations as a principal of the private equity firm that previously owned Interval.

              Several of our directors also serve or have in the past served on the boards of one or more other publicly traded companies. We believe ILG benefits from the experience and expertise our directors gain from serving on those boards. The board of directors also believes that it is important to effective board governance and collaboration to have our chief executive officer serve on the board.

              Director Independence.    ILG's board of directors currently consists of thirteen members. The board of directors has affirmatively determined that each of Mr. Flowers, Ms. Freed, Ms. Galbreath, Mr. Hollingsworth, Mr. Howard, Mr. Korman, Mr. Kuhn, Mr. McInerney, Mr. Murphy, Mr. Quazzo, Mr. Ryder and Mr. Stein are "independent directors" within the meaning of the NASDAQ's listing standards. In making this determination, the board of directors considers information regarding transactions, relationships and arrangements involving ILG and its businesses and each director that it deems relevant to independence, including those required by NASDAQ listing standards. This information is obtained from director responses to a questionnaire circulated by ILG management,

ILG records and publicly available information. ILG management monitors those transactions, relationships and arrangements that are relevant to determinations of independence, and solicits updated information potentially relevant to independence from internal personnel and directors, to determine whether there have been any developments that could potentially have an adverse impact on ILG's prior independence determinations. In particular, the board considered past relationships which directors had with ILG and Starwood, as well as, for Ms. Freed, commercial transactions between ILG's businesses and Royal Caribbean International's businesses.

              With respect to the remaining directors, (i) Mr. Nash is an executive of ILG, and (ii) Mr. Rivera is an executive of ILG and before joining ILG was within the last three years an executive of Starwood and Vistana Signature Experiences ("Vistana"), now a subsidiary of ILG.

              Governance Guidelines.    ILG's board of directors has adopted Corporate Governance Guidelines that are available on our website at www.iilg.com under "Corporate Governance."

              Meetings.    During 2016, the board of directors held nine meetings. All of our incumbent directors attended at least 75% of the aggregate of the board meetings and the meetings of committees on which he or she served in 2016. At our 2016 Annual Meeting of Stockholders which did not follow our normal practice of coinciding with a board meeting, one of our directors was in attendance. The independent directors of the board regularly meet in executive session without management.

              Board Leadership Structure.    Mr. Nash serves as both our Chairman of the Board and our President and Chief Executive Officer. We believe that by serving in these dual capacities, Mr. Nash is well-situated to execute our business strategy. Because Mr. Nash has primary management responsibility with respect to the day-to-day business operations of our company, he is in the most effective position to chair regular meetings of the board of directors and to help ensure that key business issues are communicated to the board of directors. Mr. Stein has been our lead director since December 2008. As lead director, Mr. Stein serves as a liaison between the Chairman of the Board and the other directors and presides at meetings of the independent directors.

              Risk Oversight.    Risk assessment and management is an integral part of our board of director and committee deliberations throughout the year. Our board of directors' role primarily is oversight of the risk management processes implemented by our management team. This role is performed through the board committees as well as the board of directors as a whole. The audit committee annually reviews an assessment prepared by internal audit based on management feedback of the critical risks facing ILG, their relative magnitude and management's actions to mitigate these risks. The audit committee also monitors risks related to investments and liquidity, financial covenants and related party transactions. The compensation and human resources committee ("the "Compensation Committee") reviews risks relating to our compensation practices as described below under "Compensation Risk Analysis." The results of these reviews are discussed with the entire board of directors which also reviews overall strategic and operational risks, including information technology security. We believe these risk oversight functions allow our directors to make well-informed decisions and increase the effectiveness of our leadership structure. The roles of the board of directors and its committees in the risk oversight process have not affected the board leadership structure.

Committees of the Board of Directors

              The board of directors has a standing audit committee, Compensation Committee, and nominating committee, each of which operates under a written charter, as well as an executive committee. Current copies of these charters are available to stockholders on our website, www.iilg.com, under "Corporate Governance." Each director serving as a member of a board committee, other than the executive committee, is an independent director within the meaning of the NASDAQ's listing standards applicable to such members and under the applicable committee's charter.

              The following table sets forth the members of each standing committee of our board of directors beginning May 12, 2016:

Name	Audit	Compensation	Nominating	Executive
Craig M. Nash				X
David Flowers
Victoria L. Freed		X
Lizanne Galbreath			X
Chad Hollingsworth			X
Lewis J. Korman	C		X
Thomas J. Kuhn	X		C	X
Thomas J. McInerney	X
Thomas P. Murphy, Jr.		X
Stephen R. Quazzo	X
Sergio D. Rivera
Thomas O. Ryder		X
Avy H. Stein		C		X

X = member, C = Chair

              Audit Committee.    The members of the audit committee during 2016 were Mr. Korman (chair), Mr. Kuhn, Mr. McInerney and Mr. Quazzo. Mr. Gary Howard also was a member of the audit committee prior to his resignation May 11, 2016. The audit committee assists the board of directors in fulfilling its oversight responsibilities for the integrity of our accounting, auditing, financial reporting and financial control practices. The audit committee monitors:

  •
  the integrity of ILG's financial statements,
  •
  the effectiveness of ILG's internal control over financial reporting,
  •
  the qualifications and independence of ILG's independent registered public accounting firm,
  •
  the performance of ILG's internal audit function and independent registered public accounting firm, and
  •
  the compliance by ILG with legal and regulatory requirements.

In addition, the audit committee considers and pre-approves audit and any non-audit services proposed to be performed by the independent registered public accounting firm. The audit committee also reviews related party transactions, our code of ethics, hedging and derivatives strategies, and the process for receiving, retaining and treating employee complaints regarding accounting, internal control over financial reporting and auditing matters.

              Our board of directors has determined that Mr. McInerney meets the requirements for an audit committee financial expert under Item 407 of Regulation S-K promulgated under the Securities Act of 1933. During 2016, the audit committee held nine meetings.

              Compensation and Human Resources Committee.    The members of the Compensation Committee during 2016 were Ms. Freed, Mr. Murphy, Mr. Ryder and Mr. Stein (chair), each of which is a "non-employee director" as defined under Rule 16b-3 and an "outside director" as defined under Section 162(m) of the Internal Revenue Code. During 2016, the Compensation Committee held six meetings. The Compensation Committee is authorized to exercise all of the powers of the ILG board of directors with respect to matters pertaining to compensation and benefits that affect the executive officers of ILG, including, but not limited to:

  •
  salary,
  •
  incentive/bonus plans,
  •
  stock compensation plans, and
  •
  retirement programs.

              To assist in its review of compensation decisions, the Compensation Committee has retained the services of an independent compensation consultant. The consultant works for the Compensation Committee in connection with its review of executive and non-employee director compensation practices (for the nominating committee), including the competitiveness of executive and director pay levels, executive incentive design issues, market trends in executive and director compensation and technical considerations. The independent consultant is Meridian Compensation Partners ("Meridian"). Meridian's services to ILG are limited to advising the Compensation Committee on executive compensation related matters and the nominating committee on director compensation as well as calculating the payout for total shareholder return-based performance share units granted by the Compensation Committee; they do no other work for ILG. The Compensation Committee reviews and evaluates the independence of its consultant each year and has the final authority to hire and terminate the consultant. In considering Meridian's independence, numerous factors were reviewed relating to Meridian and the individuals providing services to ILG, including those required by the SEC and the NASDAQ. Based on a review of these factors, the Compensation Committee has determined that Meridian is independent and that no conflict of interest exists with Meridian.

              For more information on how executive compensation decisions are made, see "Compensation Discussion and Analysis."

              Nominating Committee.    The members of the nominating committee during 2016 were Ms. Galbreath, Mr. Hollingsworth, Mr. Korman, and Mr. Kuhn (chair). Mr. McInerney was a member of the nominating committee prior to May 12, 2016. The nominating committee:

  •
  identifies and recommends for nomination qualified individuals for election as directors,
  •
  oversees the composition of the committees of the board of directors,
  •
  oversees periodic self-evaluation of the board of directors and its committees, and
  •
  reviews compensation of directors.

              During 2016, the nominating committee held four meetings. In accordance with the provisions of the Amended and Restated Agreement and Plan of Merger between ILG and Starwood for the Vistana acquisition, ILG increased its board to thirteen members and Starwood had the right to select four directors that are reasonably acceptable to ILG's nominating committee to be appointed. In connection with the Vistana transaction, ILG amended its agreement with Liberty Interactive which now has the ability to nominate two directors out of the thirteen ILG board members. Prior to the May 11, 2016 closing of the merger, the nominating committee reviewed the four directors nominated by Starwood: Ms. Galbreath, Mr. Quazzo, Mr. Rivera and Mr. Ryder. Following appropriate investigation the nominating committee determined to recommend their nominations to the board.

              Stockholders may recommend individuals to the nominating committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of ILG's common shares for at least a year as of the date such recommendation is made, to the following address: ILG, Inc., 6262 Sunset Drive, Miami, Florida 33143, Attn: Victoria J. Kincke, Secretary. Any such recommendation should be accompanied by a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. See "Other Matters-Stockholder Proposals for 2018 Annual Meeting" below.

              The nominating committee has not established specific minimum qualifications a candidate must have in order to be recommended to the board of directors. However, in determining qualifications for directors, the nominating committee considers whether the potential candidate qualifies as independent under NASDAQ listing standards, his or her familiarity with reviewing or preparing financial statements and other skills and experience, as well as whether such candidate will effectively serve stockholders' long-term interests and contribute to ILG's overall corporate goals. As stated in our Corporate Governance Guidelines, the nominating committee and the board of directors seek to include a diversity of backgrounds, perspectives and skills among board members. While the committee does not use any particular benchmarks with respect to these qualities, it looks to include a balance of backgrounds, perspectives and skills on the board of directors as a whole. The nominating committee will consider potential board candidates recommended by stockholders and others, including management and current directors and the nominating committee may retain a board search consultant to assist in searching for potential board candidates. The committee has not engaged a consultant at this time.

              Executive Committee.    The members of the executive committee are Mr. Nash, Mr. Kuhn and Mr. Stein. The executive committee has all the power and authority of the ILG board of directors, except those powers specifically reserved to the ILG board of directors by Delaware law or ILG's organizational documents.

              Other Committees.    In addition to the foregoing committees, the ILG board of directors, by resolution, may from time to time establish other committees of the ILG board of directors, consisting of one or more of its directors.

Stockholder Communications with the Board of Directors

              Any stockholder who desires to communicate with any of the members of ILG's board of directors may do so electronically by sending an email to boardofdirectors@iilg.com. Alternatively, a stockholder may communicate with the members of the board of directors by writing to ILG, Inc., 6262 Sunset Drive, Miami, Florida 33143, Attn: Victoria J. Kincke, Secretary. Communications may be addressed to the lead director, an individual director, a board committee, the non-management directors or the full board of directors. All such communications must identify the author as a stockholder and provide evidence of the sender's stock ownership. Communications received by the Secretary will be reviewed by the Secretary and, if appropriate, distributed to the appropriate directors. Solicitations for the sale of merchandise, publications or services of any kind will not be forwarded to the directors.

Director Compensation

              Non-Employee Director Arrangements.    Each member of the ILG board of directors who is not an employee of ILG or its affiliates receives an annual retainer and member and chairs of committees receive additional annual retainers. For 2016, the retainers were as follows:

  •
  Board service—$65,000 per year
  •
  Members of audit and Compensation Committees (excluding chairs)—$15,000 per year
  •
  Members of nominating (excluding chair) and executive committee—$10,000 per year
  •
  Chair of audit committee—$35,000 per year
  •
  Chair of Compensation Committee—$30,000 per year
  •
  Chair of nominating committee—$15,000 per year
  •
  Lead director—$20,000 per year

              In addition, each non-employee director receives a grant of restricted stock units, or RSUs, with a dollar value of $125,000 upon re-election on the date of ILG's annual meeting of stockholders. Given that the 2016 annual meeting was off-cycle, the board of directors determined to provide the grant on May 12, 2016, the day after the Vistana acquisition and consistent with the timing of prior year annual meetings. The terms of these restricted stock units provide for (i) vesting on the first anniversary of the grant date with settlement in shares of common stock, (ii) cancellation and forfeiture of unvested units in their entirety upon termination of service with the ILG board of directors (other than for death or disability) and (iii) full acceleration of vesting upon a change in control of ILG. Non-employee directors are also reimbursed for all reasonable expenses incurred in connection with attendance at ILG board and committee meetings.

              Director Stock Ownership Guidelines.    In order to further align the interests of our directors with those of our stockholders, our board of directors maintains stock ownership guidelines for non-employee directors. These guidelines generally require directors that are not employed by us or our affiliates to maintain ownership of our common stock in an amount not less than five times the amount of the annual cash retainer for board service, subject to a grace period of five years from either the adoption of the policy or commencement of service. Deferred stock units and restricted stock units are included in the calculation.

              The guidelines are administered by the nominating committee. As of March 21, 2017, all of our non-employee directors were in compliance with the guidelines.

              Deferred Compensation Plan for Non-Employee Directors.    Under ILG's Deferred Compensation Plan for Non-Employee Directors, non-employee directors are able to defer all or a portion of their board and board committee fees. Eligible directors who defer all or any portion of these fees can elect to have such fees applied to the purchase of share units, representing the number of shares of ILG common stock that could have been purchased on the relevant date, or credited to a cash fund. If any dividends are paid on ILG common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the weighted average prime lending rate of JPMorgan Chase Bank. After a director ceases to be a member of the ILG board of directors, he or she will receive (i) with respect to share units, such number of shares of ILG common stock as the share units represent and (ii) with respect to the cash fund, a cash payment in an amount equal to deferred amounts, plus accrued interest. These payments will be made in either one lump sum or up to five installments, as previously elected by the eligible director at the time of the related deferral election.

              The following table and footnotes provide information regarding the compensation of non-employee members of ILG's board of directors for fiscal year 2016.

 Director Compensation for Fiscal Year 2016

	Total Fees Earned or Paid in Cash

Name	Fees Paid in Cash ($)	Cash Fees Deferred ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)

David Flowers(4)	65,004	–	122,629	3,765	191,398
Victoria L. Freed(4)	80,017	–	122,629	4,065	206,711
Lizanne Galbreath(4)(5)	47,802	–	122,629	3,184	173,615
Chad Hollingsworth(4)(5)	71,377	–	122,629	3,765	197,771
Gary S. Howard(4)(5)	29,011	–	–	880	29,891
Lewis J. Korman(4)	110,017	–	122,629	4,065	236,711
Thomas J. Kuhn(4)	17	104,272	122,629	21,475	248,393
Thomas J. McInerney(4)	78,204	–	122,629	4,065	204,898
Thomas P. Murphy, Jr.(4)	80,017	–	122,629	4,065	206,711
Stephen R. Quazzo(4)(5)	50,989	–	122,629	3,184	176,802
Sergio D. Rivera(4)(5)	31,714	–	122,629	2,115	156,548
Thomas O. Ryder(4)(5)	50,989	–	122,629	3,184	176,802
Avy H. Stein(4)	122,105	–	122,629	13,583	258,317

(1)
Represents the dollar value of fees elected to be deferred pursuant to ILG's Deferred Compensation Plan for Non-Employee Directors, as described above. For 2016, Mr. Kuhn elected for this entire amount to be deferred as share units.
(2)
All amounts for stock awards are the aggregate grant date fair value of the RSUs computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("ASC Topic 718"). Each non-employee director received 8,778 restricted stock units on May 12, 2016. For a discussion of the assumptions made in the valuation of such stock awards, see Note 18 to the Consolidated Financial Statements for 2016 contained in our Annual Report on Form 10-K filed with the SEC on March 1, 2017.
(3)
Includes dollar amount of dividends on restricted stock units that are accrued as additional RSUs. For Mr. Kuhn and Mr. Stein these amounts also include the dollar amount of dividends on deferred fees that are accrued as additional share units.
(4)
Each of the incumbent directors held 8,968 restricted stock units as of December 31, 2016.
(5)
Ms. Galbreath, Mr. Rivera, Mr. Quazzo and Mr. Ryder joined the board in May 2016 and Mr. Howard resigned from the board in May 2016. Mr. Rivera became an employee of ILG in November 2016. Their retainer payments are prorated accordingly.

              The nominating committee has primary responsibility for establishing non-employee director compensation arrangements, which are designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of ILG stock to further align directors' interests with those of ILG's stockholders. When considering non-employee director compensation arrangements, the nominating committee consulted a competitive benchmarking report prepared by the compensation and human resources committee's independent consultant, Meridian.

Compensation Committee Interlocks and Insider Participation

              Mr. Stein, Ms. Freed, Mr. Murphy and Mr. Ryder served on our Compensation Committee during 2016 and none has been an officer or employee of ILG. None of ILG's executive officers or directors serves or has served on the board of directors or Compensation Committee of any entity that has one or more executive officers serving as a member of ILG's board of directors or Compensation Committee.

 COMPENSATION DISCUSSION AND ANALYSIS

              The following compensation discussion and analysis discusses our executive compensation programs for 2016. The design and administration of these programs is overseen by ILG's Compensation Committee. This section focuses on the compensation decisions made for the following individuals who are referred to as the named executive officers:

Craig M. Nash	Chairman, President and Chief Executive Officer
Jeanette E. Marbert	Executive Vice President and Chief Operating Officer
William L. Harvey	Executive Vice President and Chief Financial Officer
Sergio D. Rivera	Executive Vice President, ILG President and Chief Executive Officer, Vacation Ownership segment
Stephen G. Williams	Chief Operating Officer, Vistana Signature Experiences

Overview

Highlights of ILG performance for 2016:

    Diversifying the Business Platform

  •
  ILG's management successfully executed a strategy to diversify the business platform over several years
  •
  Navigated challenges by taking advantage of dislocation in the industry resulting from the great recession and consolidation
  •
  Completed a series of acquisitions to broaden the business portfolio and control organic growth drivers
  •
  Positioned ILG for long-term sustainable growth.

    Deploying Capital Wisely

  •
  ILG returned $153 million to shareholders through dividends and stock repurchases during 2016
  •
  Invested in the business to drive vacation ownership sales and related recurring revenues.

    Transformational Vistana Acquisition

  •
  Completion of the transformational acquisition of Vistana in 2016 effectively doubled the size of ILG in terms of revenues and employees:
  o
  Entered into exclusive 80-year license for The Westin and Sheraton brands in vacation ownership and rights to the related Starwood Preferred Guest ("SPG") loyalty program and any other successor or replacement program used by the Westin and Sheraton brands
  o
  Provides ILG increased, scale, strength and product portfolio
  o
  Includes assets, team and know-how that, together with ILG's existing businesses, position the company for growth in a rapidly evolving industry
  o
  Complex transaction used a tax-efficient Reverse Morris Trust structure

  •
  Hired Mr. Rivera as President and Chief Executive Officer of Vacation Ownership segment in November 2016 to oversee both the Vistana and Hyatt Vacation Ownership businesses
  •
  Began integrating Vistana into ILG's systems and processes with a focus on identifying and adopting best practices across the enterprise

              The following charts summarize key financial results for 2016 compared to 2015 and 2014 (dollars in millions except per share and percentage data):

	Year Ended December 31,

	2016	Year over Year Change	2015	Year over Year Change	2014

Revenue	$1,356	95%	$697	14%	$614
Revenue excluding cost reimbursements	$1,082	99%	$545	9%	$502
Net income attributable to common stockholders	$265	263%	$73	(8)%	$79
Adjusted net income(1)	$130	71%	$76	(5)%	$80
Adjusted EBITDA reported(2)	$302	63%	$185	7%	$173
Adjusted EBITDA annual incentive calculation(3)	$286	55%	$184	5%	$175
Adjusted EBITDA long-term incentive calculation(3)	$290	58%	$184	5%	$175
Diluted earnings per share	$2.60	106%	$1.26	(7)%	$1.36
Adjusted diluted earnings per share(4)	$1.28	(3)%	$1.32	(5)%	$1.39
Price per share at last trading day(5)	$18.17	16%	$15.61	(25)%	20.89

(1)
Adjusted net income is defined as net income attributable to common stockholders excluding, without duplication (a) acquisition related and restructuring costs, (b) other non-operating foreign currency remeasurements, (c) the impact of the application of purchase accounting, and (d) other special items, which includes the gain on purchase in 2016 and settlement of a certain legal proceeding in 2015. Reconciliation to net income attributable to common stockholders is provided in Appendix A.
(2)
Adjusted EBITDA is defined as net income attributable to common stockholders, excluding, if applicable (a) non-operating interest income and interest expense, (b) income taxes, (c) depreciation expense, (d) amortization expense of intangibles, (e) non-cash compensation expense, (f) goodwill and asset impairments, (g) acquisition related and restructuring costs, (h) other non-operating income and expense (i) the impact of application of purchase accounting, and (j) other special items, which includes the gain on purchase in 2016 and settlement of a certain legal proceeding in 2015. Reconciliation to net income attributable to common stockholders is provided in Appendix A. ILG's presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.
(3)
For purposes of both annual and long-term incentive calculations, Adjusted EBITDA is defined as net income excluding, if applicable: (1) non-cash compensation expense, (2) depreciation expense, (3) amortization expense, (4) goodwill and asset impairments, (5) income tax provision, (6) non-operating interest income and interest expense, (7) other non-operating income and expense, (8) one time charges/special items described in note (2) above, and (9) acquisition related and restructuring costs; provided the annual incentive calculation for 2016 also excludes the deferral adjustment associated with percentage of completion accounting guidelines reflecting its impact on GAAP revenues and expenses. Reconciliation to net income attributable to common stockholders is provided in Appendix A.

(4)
Adjusted diluted earnings per share is defined as Adjusted net income divided by the weighted average number of shares of common stock and dilutive securities outstanding during the period. Reconciliation to diluted earnings per share is provided in Appendix A.
(5)
Based on the closing price for ILG shares on The NASDAQ Stock Market on the last trading day of the applicable year.

Compensation Program Highlights:

  •
  Pay for performance philosophy and practice, by including performance conditions on 87% of the 2016 target compensation of the chief executive officer and an average of over 79% for the other named executive officers
  •
  Utilize an independent compensation consultant to assist the Compensation Committee in evaluating executive compensation
  •
  Provide a cap for all performance-based awards of no more than 200% of target
  •
  Set robust executive stock ownership guidelines (6x multiple for CEO)
  •
  Subject performance-based pay to a recoupment policy
  •
  Prohibit hedging or pledging of ILG stock by executive officers and directors

Compensation Decisions for 2016:

  •
  In consultation with independent compensation consultants, the Compensation Committee selected a new peer group for compensation benchmarking commensurate with ILG being a significantly larger organization following the Vistana transaction.
  •
  Prior to the closing of the transaction, the Compensation Committee adopted annual incentives and long-term incentives in line with prior year practices
  •
  Following closing of the transaction the Compensation Committee additionally:
  o
  Authorized payment of the allocated transaction bonuses to the chief executive officer, chief operating officer and chief financial officer
  o
  Granted the chief executive officer, chief operating officer and chief financial officer performance restricted stock unit ("RSU") awards 50% of which vest subject to satisfaction of initial performance conditions based on specific operating metrics and 50% of which vest based on achieving three year financial Adjusted EBITDA and revenue targets.
  o
  Adjusted the base salary for the chief executive officer, chief operating officer and chief financial officer based on market analysis
  •
  Finalized the base salary, annual incentive target and initial RSU grants for the CEO of Vacation Ownership and the COO of Vistana, in order to recruit these talented executives to ILG.
  •
  Recommended for approval the amendment of the ILG 2013 Stock and Incentive Compensation Plan to increase the number of shares available for issuance under the plan and make certain other amendments.

Recent Modifications in Compensation Practices

The Compensation Committee regularly evaluates ILG's compensation programs, practices, and policies and implements modifications to reflect evolving best practices, as appropriate, and changing regulatory requirements. Listed below are modifications recently implemented by ILG which strengthen the alignment of interests of ILG executives with those of ILG stockholders.

• Increased Proportion of Long-Term Performance-Based RSUs in Equity Awards. Beginning with the annual 2017 grants, one-half (50%) of the annual equity grants to our executive officers is comprised of Performance RSUs (which vest based on ILG's 3-year cumulative adjusted EBITDA and Total Shareholder Returns), with the remaining one-half (50%) comprised of Annual RSUs
• Ratable Vesting of Annual RSUs. Beginning in 2017, vesting of Annual RSUs will vest ratably over three years to harmonize practices across the organization

• Double Trigger for RSU Vesting. Amended employment agreements with the chief executive officer, chief operating officer, chief financial officer and chief executive officer of vacation ownership, to provide that all equity awards granted to our executive officers will be subject to "double trigger" accelerated vesting upon a change in control. This is consistent with the terms of RSUs granted generally.

• Amendments to Change in Control Arrangements. To align with market practices, ILG amended the chief executive officer employment agreement to remove the legacy gross-up provision for payments subject to Section 280g of the Internal Revenue Code and eliminated "single triggers" for cash severance from executive officer change in control agreements. As a result, all change in control arrangements with ILG's executive officers require a double trigger for benefits and do not include a tax "gross-up" for taxes imposed on any change in control payments.

• Removed "Gross up" for Perquisite. As part of the amendments to employment agreements described above, Mr. Nash and Ms. Marbert agreed to forego the prior practice of the company grossing up amounts paid for supplemental disability premiums.

• Increased Stock Ownership Requirements. We require our senior management team (including all of our executive officers) and directors to be meaningfully invested in ILG common stock and, therefore, be personally invested in our performance and strongly aligned with stockholder interests. Recently, we increased our stock ownership guidelines to require our executives to own ILG stock with a market value at least equal to 6 times base salary for our chief executive officer, at least 3 times base salary for ILG executive vice presidents and at least 2 times base salary for ILG corporate and segment-level senior vice presidents.

Philosophy and Objectives of Compensation

              ILG is focused on growing our business of providing memorable vacation experiences to our customers and delivering shareholder value. To further these objectives, ILG's executive officer compensation program is designed to attract, reward, motivate, and retain top executives. In order to provide appropriate incentives, a significant portion of each executive's pay is based on corporate performance. The following charts show the pay mix at target for the chief executive officer and the average pay mix at target for the other named executive officers.

CEO Target Compensation	Other NEO Average Target
Compensation

              ILG's compensation program rewards annual performance through an annual incentive program and long-term value creation through performance-contingent equity participation. Based on the 2016 benchmarking analyses, the total compensation opportunities at target levels of performance following the Vistana acquisition and the adjustments made during 2016 are provided at or near the median of the peer group, with individual differentiation to reflect, among other things, executive experience, performance, internal equity, and unique customer relationships that may be difficult to replace.

Compensation Methodology

              Roles and Responsibilities.    Our executive officer compensation program is administered by our Compensation Committee. In 2016, the Compensation Committee engaged Meridian Compensation Partners, LLC to provide executive compensation advisory services to the Compensation Committee. Meridian also prepared a report for ILG's nominating committee on director compensation.

              Meridian provides the Compensation Committee with support on market information and perspective on executive pay practices. At the request of the Compensation Committee, Meridian participated in select discussions during the Compensation Committee's meetings with respect to reviewing and changing incentive programs.

              Our chief executive officer makes recommendations to the Compensation Committee regarding salary and bonus payments for the other named executive officers. In addition, our chief executive officer, chief operating officer and chief financial officer make recommendations on performance goals based on board approved budgets and internal forecasts, and provide information and recommendations as to whether performance goals were achieved. The Compensation Committee evaluates these recommendations and approves the compensation for the named executive officers.

With respect to the chief executive officer, this review is conducted in executive session without the presence of the chief executive officer.

              Benchmarking.    In late 2015 and early 2016, under the direction of the Compensation Committee, Meridian conducted a benchmarking study of compensation levels and design practices for the top executive positions. Based on the announced Vistana acquisition, Meridian provided the Compensation Committee with an analysis based on an updated comparator group reflecting the post-merger scale of ILG. This updated comparator group reflects the scope, industry and financial characteristics of ILG following the transaction and represents a key market for competitive executive talent. While the comparator group does include a number of companies in the Hotels, Restaurants & Leisure industry (as defined by Standard & Poor's GICS industry classifications), it does not include restaurant companies as these are not businesses similar to ILG and are not a source of competition for executive talent. Within this comparator group, ILG's expected post-merger revenues place it at the 51st percentile.

2016 Comparator Group

Choice Hotels Intl Inc.	Marriott Vacations Worldwide, Inc.
Diamond Resorts International	Norwegian Cruise Line Holdings Ltd.
Hospitality Properties Trust	Pinnacle Entertainment Inc.
Hyatt Hotels Corporation	Ryman Hospitality Properties, Inc.
Intercontinental Hotels, Inc.	Vail Resorts Inc.
Isle of Capri Casinos Inc.	Viad Corp.
La Quinta Holdings Inc.	Wyndham Worldwide Corp.

              The Compensation Committee reviewed both the levels of total compensation for the chief executive officer, chief operating officer and chief financial officer as well as the relative contribution of each different element of such individual's compensation against similarly situated individuals within the comparator group. Prior to the transaction, these named executive officers were an average of 20% below the market median levels for total targeted compensation. Our chief executive officer's total target compensation mix aligned with the median of the market, as did the mix for our other named executive officers. The compensation for Mr. Rivera and Mr. Williams were individually negotiated in contemplation of them joining ILG.

              Relative TSR group.    For the 2016 relative total shareholder return ("TSR") performance RSUs discussed below, the returns are compared to a broad industry peer group as well as the Russell 2000 index companies as a whole. The broad industry peer group includes those companies in the Russell 2000 that have the Hotels, Restaurant and Leisure GICS Code 253010, referred to as the industry peer group. The industry peer group was not used to benchmark pay levels.

Elements of Compensation

              Our pay philosophy is supported by the following elements of our executive compensation:

Element	Form	Purpose

Base Salary	Cash (Fixed)	Provides a competitive level of fixed pay reflecting the executive's experience, responsibilities, and performance

Annual Incentive	Cash (Variable)	Rewards executives for achieving annual revenue and earnings goals, and for certain executives, individual performance goals

Long-Term Incentives	Equity (Variable)	Provide equity-based incentives that reward management for achieving longer-term financial and strategic growth goals while also aligning management interests with stockholders' interests

Base Salary

              Management and the Compensation Committee consider a number of factors in recommending and determining base salaries of named executive officers, including corporate performance and with respect to an individual executive the assumption of additional responsibilities, internal equity, periodic benchmarking, historical compensation for executives of acquired companies and other factors which demonstrate an executive's value to ILG.

    2016 Base Salary Decisions:

              Following the completion of the Vistana acquisition, the amounts of base salary for Mr. Nash, Ms. Marbert, Mr. Harvey and Mr. Williams were adjusted to reflect the expanded scope of ILG, their individual responsibilities, and the results of the benchmarking exercise described above. The Compensation Committee also considered that Mr. Nash had not had a salary increase since 2008 and Ms. Marbert and Mr. Harvey had limited salary increases during that period. Mr. Rivera's base salary was determined as a result of arm's length negotiations with him to attract him to join ILG. The following shows the original annual base salaries as of the beginning of 2016 and the adjusted annual base salaries effective May 12, 2016 for the named executive officers (or November 7, 2016, the date of hire for Mr. Rivera):

Name	Original Base Salary	Adjusted Base Salary

Craig M. Nash	$750,000	$865,000
Jeanette E. Marbert	$435,000	$475,000
William L. Harvey	$375,000	$420,000
Sergio D. Rivera	N/A	$550,000
Stephen G. Williams	$425,451*	$475,000

*Mr. Williams original base salary was for his service at Vistana prior to the ILG acquisition.

Annual Incentives.

              ILG's annual incentive program is designed to reward performance on an annual basis. Because of the variable nature of the program, with significant upside opportunity for executives if performance goals are exceeded, the annual incentive program represents an important incentive tool to achieve ILG's annual objectives and to attract, motivate and retain executive talent.

              Our annual incentive program, implemented under our 2013 Stock and Incentive Compensation Plan, provides for a cash payment based upon ILG financial performance, and, for certain named executive officers, their specific businesses and individual performance. ILG generally pays bonuses during the first quarter following finalization of financial results for the prior year and Compensation Committee approval.

    2016 Annual Incentives:

              For 2016, the Compensation Committee established target bonuses for each of the named executive officers expressed as a percentage of base salary. These incentives were determined based on ILG's consolidated Adjusted EBITDA performance, revenue and individual performance as described below. Mr. Nash's and Mr. Harvey's target bonus percentage was adjusted in May 2016 upon completion of the transaction.

              Mr. Williams' annual incentive was based on pro-rated performance for the pre-closing and post-closing periods. The pre-closing periods were based on the formula determined by Starwood that included performance by Starwood, its Americas business and Vistana. For the post-closing period, Mr. Williams bonus was based 50% each on the Adjusted EBITDA performance of Vistana and ILG as a whole. Because Mr. Rivera joined ILG in November 2016, he was not eligible for an annual incentive.

Name	Pre-Acquisition Target Bonus as % of Salary	Post-Acquisition Target Bonus as % of Salary	% of Bonus Based on Target Adjusted EBITDA	% of Bonus Based on Target Revenue	% of Bonus Based on Individual Performance

Craig M. Nash	100%	120%	80%	20%	—
Jeanette E. Marbert	100%	100%	80%	20%	—
William L. Harvey	75%	80%	60%	10%	30%
Sergio D. Rivera	—	100%	—	—	—
Stephen G. Williams	—	100%	100%	—	—

              Adjusted EBITDA and revenue excluding cost reimbursements were selected by the Compensation Committee as the performance measures because they reflect the financial focus of ILG and align the program with ILG's key business goals. These targets are designed to reward both top line growth and expense controls. The target Adjusted EBITDA and revenue levels were based on the 2016 budget approved by the board of directors and a forecast of the contribution of Vistana following closing. Please see Appendix A for a reconciliation of Adjusted EBITDA.

              The following table shows the Adjusted EBITDA goals for 2016 for the annual incentive program. Potential payouts range from a minimum of 0% to a maximum of 200% of target, with results interpolated for points in between established goals:

Adjusted EBITDA (Millions)	Annual Incentive Payout as a % of Target

Below $232.2	0%
$232.2	50%
$252.8	75%

$273.3	100%

$300.7	125%
$328.0	150%
$355.3	175%
$382.7	200%
Above $382.7	200%

              The following table shows the revenue excluding cost reimbursements goals for 2016 for the annual incentive program. Payouts range from a minimum of 0% to a maximum of 140% of target, with results interpolated for points in between established goals:

Revenue (Millions)	Annual Incentive Payout as a % of Target

Below $972.0	0%
$972.0	50%
$1,057.8	75%

$1,143.6	100%

$1,257.9	120%
$1,372.3	140%
Above $1,372.3	140%

              Actual 2016 Adjusted EBITDA was $286.3 million, or 104.7% of the target Adjusted EBITDA and revenue excluding cost reimbursements was $1.1 billion, or 96.3% of target revenue excluding cost reimbursements. Therefore, the annual incentives earned based on Adjusted EBITDA and revenue performance were 111.8% and 87.5% of the respective target amounts.

              With respect to the portion of the incentives based on subjective individual performance, the Compensation Committee determined, following a discussion with the chief executive officer regarding the individual performance of Mr. Harvey, that he had earned the target amount of $94,905.

              For Mr. Williams, the annual incentive was determined on both the pre-acquisition results and the post-acquisition adjusted EBITDA performance of Vistana and ILG as a whole, in each case pro-rated for the period of Vistana ownership. Based on all of these factors, Mr. Williams' annual incentive was earned at 115.6% of target.

    Transaction Incentives.

              In early 2016, the Compensation Committee allocated the pool of $1.5 million dollars of cash incentives that had been established at the signing of the definitive agreements and would only be payable following the closing of the Vistana acquisition. This pool was created to recognize the extraordinary efforts of select members of the ILG management team in structuring, negotiating and completing the transaction. The Compensation Committee, based on discussions with Mr. Nash, determined the allocation accordingly. Our named executive officers received the cash payments described in the table below following the successful completion of the acquisition.

    Total Annual Incentives

              The following table shows the component and total cash incentive amounts for each of these named executive officers:

	Annual Incentive Based on Adjusted EBITDA ($)	Annual Incentive Based on Revenue ($)	Annual Incentive Based on Subjective Criteria ($)	Total Annual Incentive Paid ($)	Transaction Cash Incentive ($)	Total Cash Incentives ($)

Craig M. Nash	836,137	163,573	NA	999,711	320,000	1,319,711
Jeanette E. Marbert	412,035	80,606	NA	492,642	190,000	682,642
William L. Harvey	212,258	27,683	94,905	334,846	125,000	459,846
Stephen G. Williams	549,005	NA	NA	549,005	NA	549,005

Long-Term Incentives

              In determining ILG's long-term incentive programs, the Compensation Committee believes that by providing a meaningful portion of an executive officer's compensation in stock, his or her incentives are aligned with our stockholders' interests in a manner that drives better performance over time. In setting individual award levels, important considerations include effective recruitment, retention, market competitiveness, performance, motivating strong future performance and issues of internal compensation equity.

              Our long-term incentive program, implemented under our 2013 Stock and Incentive Compensation Plan, generally consists of two components, each of which is subject to performance hurdles.

              Annual RSUs:    The annual RSUs are performance-based restricted stock units that are granted during the first quarter of the fiscal year and are deemed earned only after a determination by the Compensation Committee that the specified performance conditions have been met during the performance year in which they are granted. Once earned, these annual RSUs vest in equal portions over several years, subject to continued employment. Prior to 2017, the Compensation Committee granted annual RSUs to vest over four years commencing on the date of grant. The Compensation Committee believes that the time based vesting of the performance-based RSUs promotes executive retention and encourages long-term performance because the value of the RSUs will only be realized upon ultimate vesting.

              Long-term Performance RSUs:    These long-term performance-based RSUs are granted during the first quarter of the fiscal year and vest on the third anniversary of the grant date, following a determination by the Compensation Committee of the number of shares earned based on the specified, multi-year performance conditions.

    2016 Grants

              Consistent with prior years, 75% of the value of the 2016 total long-term incentive opportunity for each of the named executive officers was granted through annual RSUs and 25% was granted through performance RSUs. This allocation reflects the Compensation Committee's goal of aligning our executives' and stockholders' interests, while recognizing the goal of moving ILG in the right direction to thrive in the evolving business environment within the leisure industry.

              For Mr. Nash, Ms. Marbert and Mr. Harvey, the Compensation Committee determined in February 2016 to decrease the first quarter RSU grant in terms of the dollar value, by about 15% from the dollar amount value of the grants provided in the prior year. This decrease related to the lower ILG stock price caused by pressure related to the pending Vistana transaction and arbitrage in ILG stock with an increase in short positions by traders who sought to profit through the relative values related to the ILG-Vistana transaction and the Marriott-Starwood transaction. The Compensation Committee believes that these short positions were based on technical trading that did not focus on the prospects or intrinsic value of ILG's business. These amounts were converted to a number of units based on the average of the closing ILG stock price for the trailing twenty days ending on the date prior to determination of the amount of grant by the Compensation Committee on February 23, 2016.

              The original February grants were provided prior to the closing of the Vistana acquisition which materially changed the size of the enterprise and the responsibilities of the named executive officers. Therefore, at the time of closing of the transaction, the Compensation Committee determined to grant additional equity awards to certain executives upon closing of the Vistana acquisition. The grants to Mr. Nash, Ms. Marbert and Mr. Harvey were made at the closing ILG stock price prior to the closing of the Vistana acquisition. For Mr. Williams and Mr. Rivera, the grants were priced based on the average of the ILG stock price for the trailing thirty trading days ending on the date prior to their respective start dates with ILG. Mr. Williams joined the ILG team at the time of the acquisition in May. Mr. Rivera joined ILG in November and his equity grant was part of the negotiations to recruit him to this newly created position.

              The following table summarizes the 2016 grant levels which were determined based on the particular experience, performance, roles and responsibilities of the individual executives and the other factors described above.

	Pre-Transaction Regular Grants				Post-Transaction Grants

	Total Dollar Value of Grant ($)	Annual Performance RSUs (#)	Long-Term Performance RSUs at Target(#)	Total RSUs (#)	Total Dollar Value of Grant ($)	Total RSUs at Target (#)

Craig M. Nash	1,850,000	118,997	39,665	158,662	2,500,000	175,562
Jeanette E. Marbert	600,000	38,594	12,864	38,594	1,000,000	70,225
William L. Harvey	400,000	25,729	8,576	34,305	1,000,000	70,225
Sergio D. Rivera	—	—	—	—	2,000,000	119,792
Stephen G. Williams	—	—	—	—	1,200,000	86,455

              Pre-Transaction Annual RSUs.    If earned, the annual RSUs will vest 25% each year with full vesting occurring four years after the date of grant. For 2016, the requirement for earning the annual RSUs was achievement of at least one of the following performance conditions that were set in late February of 2016: (1) Interval membership count as of the end of the second, third or fourth fiscal quarter of 2016 exceeding the specified amount, (2) the number of Interval exchange and getaway transactions during 2016 exceeding a specified amount; (3) the retention rate of Interval members for the 12 month period ended as of the end of the second, third or fourth fiscal quarter of 2016 exceeding a specified percentage; (4) the number of managed resorts as of the end of the second, third or fourth fiscal quarter exceeding the specified amount, or (5) Hyatt Vacation Ownership achieving at least a specified amount of contract sales for 2016. During 2017, management provided a schedule of the relevant metrics in order for the Compensation Committee to certify that the relevant targets have been met for the 2016 grant. These awards were earned and will vest as described above.

              Pre-Transaction Long-Term Performance RSUs.    The long-term performance RSUs granted in February 2016 as part of the long-term incentives have two components: 60% vest based on a cumulative three-year Adjusted EBITDA target for 2016-2018 that is set based on the sum of three annual amounts, and the remaining 40% vest based on relative total shareholder return of our common stock against two peer groups over the period from December 31, 2015 through December 31, 2018. The Compensation Committee selected these metrics to encourage bottom line growth and reward shareholder returns. Due to increased uncertainty of long-term forecasts at the time of the grant resulting from the then pending Vistana acquisition, the Compensation Committee decided to set three annual targets for the Adjusted EBITDA awards and measure aggregate performance against the aggregate amount of the targets. The two peer groups for the relative TSR-based grants are the Russell 2000 index and the industry peer group described above.

              Post-Transaction RSUs.    Following the closing of the Vistana acquisition, the Compensation Committee determined to grant Mr. Nash, Ms. Marbert and Mr. Harvey awards based 50% on operating performance metrics similar to the annual awards granted in February and the other 50% on financial performance metrics. For the financial performance awards 60% are based on a cumulative three-year Adjusted EBITDA target and 40% are based on a cumulative three-year revenue (excluding cost reimbursements) target ending on December 31, 2018. The Adjusted EBITDA based awards may be earned between 0% and 200% of target and the revenue-based awards may be earned from 0% to 200%, in each case based on the actual performance against target.

              Mr. Williams joined ILG as part of the Vistana transaction. As an inducement for Mr. Williams to be the Chief Operating Officer of Vistana following the transaction, the Compensation Committee approved an employment agreement with Mr. Williams that included a grant of $1,200,000 of RSUs which vests 30% on the first anniversary, 30% on the second anniversary and 40% on the third anniversary. The grant vests 75% based on achievement of operating metrics and 25% based on Vistana's adjusted EBITDA for the fiscal year prior to the respective vest date. The operating metrics relate to (1) Vistana Signature Network membership at the end of the third and fourth quarters of 2016 exceeding a specified amount, and (2) Vistana achieving a specified amount of contract sales in 2016. During 2017, management provided a schedule of the relevant metrics in order for the Compensation Committee to certify that the relevant operating and 2016 financial targets have been met for the 2016 tranche. The operating metrics-based awards were earned for the 2016 tranche and will vest as described above. For the 2016 tranche of the Adjusted-EBITDA based awards, the adjusted EBITDA for Vistana in 2016 was 117% of the target and therefore Mr. Williams earned 142.9% of this tranche.

              In November 2016, Mr. Rivera joined ILG to lead the vacation ownership business. In recruiting Mr. Rivera, the Compensation Committee approved an employment agreement that included a grant of $2,000,000 which vests ratably over three years 60% based on satisfaction of vacation ownership segment operating metric targets during 2017 and 40% based on achieving adjusted EBITDA targets in 2017, 2018 and 2019. The operating metrics relate to (1) Vistana Signature Network and Hyatt Residence Club membership at the end of the first or second quarters of 2017 exceeding a specified amount, and (2) the vacation ownership segment achieving a specified amount of contract sales in 2017.

              Long-Term Equity Awards Earned in 2016.    The 2014 long-term performance RSUs were granted by the Compensation Committee based on a cumulative three-year Adjusted EBITDA target for 60% of the awards and on the relative three-year total shareholder return for 40% of the awards.

              Adjusted EBITDA awards.    For the Adjusted EBITDA-based awards, if a higher or lower level of cumulative Adjusted EBITDA performance was achieved for 2014-2016, the number of shares earned was increased or decreased accordingly. The following table describes the relationship between the target cumulative Adjusted EBITDA for 2014-2016 for the long-term performance RSUs, to be interpolated for points in between, based on ILG's Adjusted EBITDA performance:

Adjusted EBITDA (Millions)	Performance RSUs Earned as a % of Target

Below T-20%	0%
T-20%	50%
T-10%	75%

Target Cumulative Adj. EBITDA(T)	100%

T+10%	150%
T+20%	200%
Above T+20%	200%

              For this purpose, as for the annual incentives, Adjusted EBITDA is defined as net income attributable to common stockholders excluding, if applicable: (1) non-cash compensation expense, (2) depreciation expense, (3) amortization expense, (4) goodwill and asset impairments, (5) income tax provision, (6) interest income and interest expense, (7) acquisition related and restructuring costs, (8) other non-operating income and expense, and (9) one time charges. See Appendix A for reconciliation.

              Shares earned based on cumulative Adjusted EBITDA for 2014-2016 performance vested on the third anniversary of the grant date, following certification of performance by the Compensation Committee and subject to continued employment. The combined Adjusted EBITDA for 2014 through 2016 of $649.2 million was greater than the cumulative target of $501.3 million and the maximum amount of Adjusted EBITDA of $601.5 million for 2014 through 2016. Therefore, the 2014 long-term performance RSUs were earned at 200% of target amounts.

              TSR awards.    For long-term performance RSUs earned based on the relative TSR on ILG stock measured against the Russell 2000 index and the industry peer group for the period from December 31, 2013 through December 31, 2016, the relative TSR is determined as the annualized rate of return as measured by stock price appreciation over the measurement period described above, taking dividends into account and using a 20 trading-day average of reported closing prices. The first peer group is the Russell 2000 Index, of which ILG is a component. The second peer group is the subset of Russell 2000 companies, including ILG, with the Hotels, Restaurant and Leisure GICS Code 253010. In crafting this performance measure, the Compensation Committee noted the small number of publicly traded peer companies for ILG and determined that the industry peer group provided an externally defined group of companies in aligned businesses with similar market capitalization for measuring market performance while the full Russell 2000 provided a broad market perspective. The Compensation Committee determined to weight these two peer groups equally. The relative TSR against each peer group will be measured as follows with percentiles being interpolated for amounts in between:

Relative Percentile Rank	Percent of Target Earned

Greater than 75th percentile	200%
75th Percentile (Maximum)	200%
50th Percentile (Target)	100%
40th Percentile (Threshold)	50%
Less than 40th Percentile	0%

              For the December 31, 2013 through December 31, 2016 period, ILG stock ranked at the 22nd percentile against the index and the 20th percentile against the industry group, which resulted in no payout on these RSUs. As discussed earlier, ILG's stock price was negatively affected during this period by an increase in short positions which we believe were based on technical trading that did not focus on the prospects or intrinsic value of ILG's business, as discussed above.

              Dividends.    During 2016, ILG maintained a regular quarterly dividend of $0.12 per share. Under the award agreements for the RSUs, these awards accrue dividend equivalents and the Compensation Committee determined such accrual be made in additional RSUs which vest at the times and subject to the conditions of the underlying awards. These amounts are included under the heading "Other Annual Compensation" in this proxy statement pursuant to applicable rules.

Compensation Related Policies

              Stock Ownership Guidelines.    To further align the interests of our executives with the interests of stockholders, our board of directors, upon recommendation of the Compensation Committee, adopted stock ownership guidelines for all executive officers. The guidelines require each senior executive to own a multiple of his or her base salary in the form of ILG common stock and certain unvested equity, generally within five years of assuming his or her position. Prior to attaining the required level, the executive is required to hold 50% of shares acquired upon settlement of equity awards. The required levels of ownership are designed to reflect the level of responsibility that the executive positions entail. In February 2017, ILG updated its stock ownership guidelines for our executive officer positions as shown in the table below:

Position Level	Prior Stock Ownership Guidelines	New Stock Ownership Guidelines

Chief Executive Officer	5 × base salary	6 × base salary
Chief Operating Officer	3 × base salary	3 × base salary
Chief Financial Officer and ILG Executive Vice Presidents	2 × base salary	3 × base salary
Chief Executive Officer and President of Vacation Ownership Segment	NA	3 × base salary
Presidents of Subsidiary Businesses	2 × base salary	2 × base salary
Senior Vice Presidents at ILG/Operating Segment	1 × base salary	2 × base salary
Interval International Executive Vice Presidents and Senior Vice Presidents	1 × base salary	1 × base salary

              The guidelines are administered by the Compensation Committee. As of March 21, 2017, all of our named executive officers were in compliance with the guidelines.

              Recoupment Provisions.    The Compensation Committee adopted a recoupment policy for annual and long-term incentive compensation in the event of certain financial restatements. This policy provides that the Compensation Committee may require the reimbursement or forfeiture of any annual incentive payment and any long-term incentive payment or award to an executive for the three years prior to a material restatement of financial results. This policy applies if that executive engaged in fraud or intentional misconduct that caused the need for a material restatement of results, the payment was based on achieving results that were the subject of the material restatement and a lower or no payment would have been made based upon the restated results.

              In addition, the granted RSUs have recoupment provisions in the event an executive is terminated for cause or it is determined that during the two-year period prior to termination there was an event or circumstance that would have been grounds for termination for cause. In such event, ILG has the right to cancel all annual and performance RSUs that have not yet vested. Also, to the extent any RSUs vested within two years following the event that was or would have been grounds for termination for cause, ILG may cause such executive to return any shares or pay amounts realized from the settlement of shares issued upon vesting of such RSUs.

              Hedging and Pledging Policies.    Under our Policy on Securities Trading, our directors, executives and other employees are prohibited from pledging ILG stock or engaging in hedging transactions involving ILG stock or derivatives as well as engaging in short sales involving ILG stock.

Change of Control and Severance

              ILG believes that providing executives with severance and change of control protection is important to allowing executives to fully value the forward-looking elements of their compensation packages, and therefore limit retention risk during uncertain times. ILG's employment arrangements with Mr. Nash, Ms. Marbert and Mr. Rivera provide for salary continuation for two years and payment of a pro-rated bonus for the year of termination in the event of certain qualifying employment terminations beyond the control of the executive. Prior to March 2017, Mr. Nash's employment agreement required either (1) a decrease of payments upon a change of control if such payments would have exceeded 2.99 times the base amount under Section 280G of the Internal Revenue Code by no more than 110% or (2) a gross-up of payments subject to excise tax if the payments due upon a change of control would have exceeded 2.99 times the base amount by more than 110%. The employment agreements with Mr. Harvey and Mr. Williams provide for one year, or for Mr. Williams prior to May 12, 2016, 18 months, of salary continuation in the event of a qualifying termination.

              In addition, the employment agreements, with each of Mr. Nash, Ms. Marbert, Mr. Harvey and Mr. Rivera provided that vesting of RSUs will accelerate upon a qualifying termination if the vest date (determined as if all such RSUs vested in equal annual installments) would have occurred during the period of salary continuation. These employment agreements previously provided that vesting of RSUs would accelerate upon a change of control if the vest date (determined as if all such RSUs vested in equal annual installments) would have occurred during the two years following the change of control. The terms and conditions of the RSUs held by our named executive officers provide that the vesting of such RSUs will be accelerated upon a qualifying termination following a change of control.

              Under the amendments to the employment agreements entered into in March 2017, accelerated vesting following a change of control only occurs after a qualifying termination. The amended agreement with Mr. Nash also removes the tax gross up provision. These amendments also contain revisions to the amounts payable upon a qualifying termination and a qualifying termination following a change of control.

Other Compensation

              During 2016, we provided a limited number of perquisites and other compensation to our named executive officers. These perquisites included group term life insurance policies for each named executive officer, supplemental disability policies and related tax re-imbursement for our chief executive officer and chief operating officer, and an auto allowance for our chief executive officer. The values of these benefits, and the accrued dividend equivalents described above, are reported under the heading "Other Annual Compensation" in this proxy statement pursuant to applicable rules.

              The executive officers do not participate in any deferred compensation or retirement program other than ILG's 401(k) plan. ILG has established a 401(k) plan for our employees that is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "Code") and has a separate 401(k) plan that covers the Vistana associates. Generally, all employees, including the named executive officers, are eligible to participate in the applicable 401(k) plan from their start of service, or for the Vistana plan upon completion of 90 days of service. Eligible employees electing to participate in the 401(k) plan may defer from one percent of their compensation up to the statutorily prescribed limit, on a pre-tax basis, by making a contribution to the plan. ILG's discretionary matching contributions equal 50% of each participant's contribution of up to 6% of the participant's salary, while the Vistana plan also matches 100% of the first 1% of the participant's salary. Employer matching contributions vest after two years of service.

              Our chief executive officer has on occasion used the private aircraft in which ILG owns a fractional interest for personal trips. In each case, he reimburses ILG for the costs of such use.

              Tax Deductibility.    Our Compensation Committee's practice generally has been to structure ILG's compensation program in such a manner so that the compensation may be deductible by ILG for federal income tax purposes. However, the Compensation Committee uses discretion and may at times structure compensation that does not meet the IRS rules regarding deductibility.

              Committee Consideration of Results of Stockholder Advisory Vote.    Previously, our stockholders approved holding a say-on-pay vote every three years. At our 2014 annual meeting of stockholders, our executive compensation program received the support of over 89% of shares represented at the meeting. The Compensation Committee has considered the results of this vote and views this outcome as evidence of stockholder support of its executive compensation decisions and policies. Our stockholders will again be asked to provide a non-binding advisory vote on our executive compensation at this annual meeting of stockholders and they are also being asked to approve the frequency of such non-binding advisory votes. The Compensation Committee recommended and our Board of Directors approved a recommendation for the advisory vote on executive compensation to be held annually going forward.

Compensation Committee Report

              The Compensation Committee reviewed and discussed the compensation discussion and analysis for the year ended December 31, 2016 with ILG's management. Based on the review and discussions with management, the compensation and human resources committee recommended to the board of directors that the compensation discussion and analysis be included in ILG's annual report on Form 10-K and this proxy statement.

Compensation and Human Resources Committee

Avy H. Stein, Chairman
Victoria L. Freed
Thomas P. Murphy, Jr.
Thomas O. Ryder

              The information set forth in the section entitled "Compensation Committee Report" shall be deemed furnished herein and shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act.

 Summary Compensation Table

              The following table sets forth information concerning the total compensation received for services rendered to ILG and its subsidiaries during 2014, 2015 and 2016 by our chief executive officer, chief financial officer, and our three other most highly compensated executive officers for 2016, all of whom are referred to in this proxy statement as named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Craig M. Nash	2016	823,866	—	4,353,054	1,319,711	247,324	6,743,955
Chairman, President and	2015	750,000	—	2,471,559	637,500	227,857	4,086,916
Chief Executive Officer	2014	750,000	—	2,292,896	882,869	220,523	4,146,288
Jeanette E. Marbert	2016	460,692	—	1,597,407	682,642	87,486	2,828,227
Chief Operating Officer	2015	435,000	—	786,411	369,750	80,364	1,671,526
	2014	407,808	—	729,570	481,163	75,187	1,693,728
William L. Harvey	2016	403,904	94,905	1,391,948	364,941	64,345	2,320,043
Chief Financial Officer	2015	375,000	29,846	533,648	209,217	58,295	1,206,006
	2014	355,577	53,438	416,892	250,661	53,372	1,129,940
Sergio D. Rivera*(5)	2016	84,615	—	1,949,016	—	15,444	2,049,075
CEO & President, VO
Stephen G. Williams*	2016	318,187	549,005	1,207,776	—	65,544	2,140,512
COO, Vistana

*
Includes amounts since November 7, 2016 for Mr. Rivera and May 12, 2016 for Mr. Williams.

(1)
For Mr. Nash, Ms. Marbert and Mr. Harvey, the rate of salary increased beginning May 12, 2016 as described in "Compensation Discussion and Analysis" above.
(2)
Represents the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718 in connection with RSUs granted during the applicable year under our 2013 Stock and Incentive Compensation Plan. These awards consist of annual RSUs and performance RSUs. Performance RSU awards vest in amounts that change based upon performance conditions and are computed based on the probable outcome of the performance conditions assuming target performance for Adjusted EBITDA-based and Revenue-based awards and based upon a Monte Carlo simulation for relative TSR based awards as discussed in Note 18 to the Consolidated Financial Statements for 2016 contained in our Annual Report on Form 10-K filed with the SEC on March 1, 2017. The fair value at the maximum level of vesting for the performance awards is:

Name	Max($)

Craig M. Nash	3,433,279

Jeanette E. Marbert	1,299,080

William L. Harvey	1,193,061

Sergio D. Rivera	1,559,219

Stephen G. Williams	603,895

(3)
Amounts earned under the annual incentive program are paid following Compensation Committee certification of the achievement of performance following completion of the fiscal year. Amounts earned following the successful closing of the Vistana acquisition were paid during 2016.
(4)
See the table below for all other compensation included in this column for 2016 with dividends accrued on RSUs at target levels. In addition, as described above in "Compensation Discussion and Analysis—Other Compensation," Mr. Nash has on occasion used the private aircraft in which ILG owns a fractional interest for personal trips and has reimbursed ILG for the costs of such use.
(5)
Prior to Mr. Rivera joining ILG as an executive, he received compensation for his role as a director as specified in the table above entitled "Director Compensation for Fiscal Year 2016." Following his hire date, Mr. Rivera ceased receiving compensation as a director.

Name	Supplemental Disability Insurance ($)	Insurance Tax Re-imbursement ($)	Auto Allowance ($)	401(k) Plan Company Match ($)	Group Term Life ($)	Dividends Accrued on RSUs ($)	Total All Other Compensation ($)

Craig M. Nash	14,524	10,496	14,400	7,950	3,564	196,390	247,324
Jeanette E. Marbert	4,718	3,410	—	7,950	3,564	67,843	87,486
William L. Harvey	—	—	—	7,702	3,564	53,079	64,345
Sergio D. Rivera	—	—	—	—	—	15,444	15,444
Stephen G. Williams	—	—	—	—	4,260	61,283	65,544

Executive Agreements

              Craig M. Nash.    Mr. Nash entered into a four-year employment agreement that was effective upon the spin-off on August 20, 2008 which was most recently amended in March 2017. Under this agreement as amended and restated, Mr. Nash receives a base salary of $875,000 and is entitled to receive an annual bonus with a target of 120% of base salary, based upon achievement of targets set by the Compensation Committee. He is also eligible to receive grants under ILG's long-term incentive program with a target annual award level of $2,800,000 or more, based on criteria to be set by the Compensation Committee. The agreement continues until Mr. Nash provides at least 60 days' written notice of his intent to separate or pursuant to the provisions for death, disability, termination with or without cause, or resignation for good reason. Severance provisions are described below under "Potential Payments upon Termination or Change in Control."

              Jeanette E. Marbert.    Ms. Marbert entered into a four-year employment agreement that was effective upon the spin-off which was most recently amended in March 2017. Under this agreement as amended and restated, Ms. Marbert receives a base salary of $480,000 and is entitled to receive an annual bonus with a target of 100% of base salary, based upon achievement of targets set by the Compensation Committee. She is also eligible to receive grants under ILG's long-term incentive program with a target annual award level of $750,000, based on criteria to be set by the Compensation Committee. The agreement continues until Ms. Marbert provides at least 60 days' written notice of her intent to separate or pursuant to the provisions for death, disability, termination with or without cause, or resignation for good reason. Severance provisions are described below under "Potential Payments upon Termination or Change in Control."

              William L. Harvey.    Mr. Harvey entered into a four-year employment agreement in 2008 which was most recently amended in March 2017. Under this agreement as amended and restated Mr. Harvey receives a base salary of $420,000 and is entitled to receive an annual bonus with a target of 80% of base salary, based upon achievement of targets set by the Compensation Committee. He is also eligible to receive grants under ILG's long-term incentive program with a target annual award level of $600,000, based on criteria to be set by the Compensation Committee. The agreement continues until Mr. Harvey provides at least 60 days' written notice of his intent to separate or pursuant to the provisions for death, disability, termination with or without cause, or resignation for good reason. Severance provisions are described below under "Potential Payments upon Termination or Change in Control."

              Sergio D. Rivera.    Mr. Rivera entered into a two-year employment agreement with ILG, effective November 7, 2016 which was most recently amended and restated in March 2017. The agreement provides for an initial base salary of $550,000, target annual incentive payments up to 100% of base salary and initial RSUs as described under Compensation Discussion and Analysis. He is also eligible to receive grants under ILG's long-term incentive program with a target annual award level of $1,000,000, based on criteria to be set by the Compensation Committee. The agreement continues after the initial two-year term unless terminated by either party on 90 days' notice. Severance provisions are described below under "Potential Payments upon Termination or Change in Control."

              Stephen G. Williams.    Mr. Williams entered into a three-year employment agreement, effective March 12, 2016 which was amended and restated in March 2017, providing for an initial base salary of $475,000, target annual incentive payments up to 100% of base salary and initial RSUs as described under Compensation Discussion and Analysis. He is also eligible to receive grants under ILG's long-term incentive program with a target annual award level of $650,000, based on criteria to be set by the Compensation Committee. The agreement automatically renews for additional one-year terms unless terminated by either party. Severance provisions are described below under "Potential Payments upon Termination or Change in Control."

 Grants of Plan-Based Awards for Fiscal Year 2016

              The following table sets forth information with respect to the grants of plan-based awards to the named executive officers during the year ended December 31, 2016.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock and Option($)(3)

Craig M. Nash		467,318	934,636	1,757,115
	2/23/2016				19,833	39,665	79,330	490,339
	2/23/2016					118,997		1,410,114
			320,000
	5/12/2016				43,891	87,781	175,562	1,226,301
	5/12/2016					87,781		1,226,301
Jeanette E. Marbert		230,287	460,574	865,879
	2/23/2016				6,432	12,684	25,729	159,025
	2/23/2016					38,594		457,339
			190,000
	5/12/2016				17,556	35,112	70,224	490,515
	5/12/2016					35,113		490,529
William L. Harvey		110,723	221,445	423,909
	2/23/2016				4,288	8,576	17,152	106,016
	2/23/2016					25,729		304,889
			125,000
	5/12/2016				17,556	35,112	70,224	490,515
	5/12/2016					35,113		490,529
Sergio D. Rivera	11/7/2016				23,959	47,917	95,834	779,610
	11/7/2016					71,875		1,169,406
Stephen G. Williams	5/12/2016				10,807	21,614	43,228	301,948
	5/12/2016					64,841		905,829

(1)
These awards are performance based awards under the annual incentive program with amounts paid determined by the achievement of (a) the Adjusted EBITDA and revenue performance targets as well as individual performance, and (b) for the completion of the Vistana transaction, in each case as described in "Compensation Discussion and Analysis—Elements of Compensation—Annual Incentives" above.
(2)
These awards granted February 23, 2016 include (A) in the first line for each named executive officer—performance RSUs under the long-term incentive program with the number of shares earned determined by the achievement of the Adjusted EBITDA performance targets or, total shareholder return targets, all subject to cliff vesting on the third anniversary of the grant date, and (B) in the second line—annual RSUs awarded under the long-term incentive program which vest pro rata over four years, in each case as described in "Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives" above. These awards granted May 12, 2016 include (A) in the first line for each named executive officer—performance RSUs under the long-term incentive program with the number of shares earned determined by the achievement of the Adjusted EBITDA performance targets or, revenue excluding cost reimbursement targets, all subject to cliff vesting on the third anniversary of the grant date, and (B) in the second line—RSUs awarded under the long-term incentive program which vest on the third anniversary subject to achievement of operational metrics in the first year, in each case as described in "Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives" above.
(3)
The grant date fair value was calculated in accordance with FASB ASC Topic 718. For the value of the performance RSUs based on Adjusted EBITDA, at the date of grant we estimated the future payout at the target level, and for the performance shares based on relative TSR, we used a Monte Carlo simulation as discussed in Note 18 to the Consolidated Financial Statements for 2016 contained in our Annual Report on Form 10-K filed with the SEC as of March 1, 2017. The grant date fair value does not reflect the current value of these awards or the value of any future payout.

 Outstanding Equity Awards at Fiscal Year-End for Fiscal Year 2016

              The following table sets forth information with respect to the value of restricted stock units held by the named executive officers on December 31, 2016, based on the closing price for ILG shares of $18.17 on The NASDAQ Stock Market on that date.

	Stock Awards(1)(3)

Name	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)

Craig M. Nash	345,834	6,283,804	154,632	2,809,663
Jeanette E. Marbert	117,773	2,139,935	56,789	1,031,856
William L. Harvey	88,892	1,615,168	49,908	906,828
Sergio D. Rivera	8,968	162,949	120,576	2,190,866
Stephen G. Williams	110,770	2,012,691	61,832	1,123,487

(1)
Amounts shown include 2014 performance RSUs earned, but that have not yet vested, based on achieving 2014-2016 performance criteria pursuant to the long-term incentive plan and annually vesting RSUs earned, but not yet vested, based on achieving operational criteria (and in the case of Mr. Williams, 2016 Adjusted EBITDA criteria) as described in "Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives" above.
(2)
Amounts shown include RSUs granted that have not yet been earned based on the assumption that the applicable performance criteria are achieved at target levels.
(3)
The table below provides the following information regarding RSU awards held by ILG's named executives as of December 31, 2016: (i) the grant date of each award, (ii) the number of RSUs outstanding (on an aggregate and grant-by-grant basis), (iii) the market value of RSUs outstanding as of December 31, 2016, (iv) the vesting schedule for each award and (v) the total number of RSUs that vested or are scheduled to vest in each of the fiscal years ending December 31, 2017, 2018, 2019 and 2020.

	Number of Unvested RSUs as of 12/31/16	Market Value of Unvested RSUs as of 12/31/16	Vesting Schedule (#)

Grant Date	(#)	($)	2017	2018	2019	2020

Craig M. Nash
2/26/2013(a)	20,213	367,270	20,213	—	—	—
2/25/2014(a)	32,854	596,957	16,421	16,433	—	—
2/25/2014(b)	26,280	477,508	26,280	—	—	—
2/25/2014(c)	—	—	—	—	—	—
2/24/2015(a)	54,159	984,069	18,050	18,052	18,057	—
2/24/2015(b)	14,442	262,411	—	14,442	—	—
2/24/2015(c)	9,627	174,923	—	9,627	—	—
2/23/2016(a)	122,646	2,228,478	30,660	30,661	30,660	30,665
2/23/2016(b)	24,529	445,692	—	—	24,529	—
2/23/2016(c)	16,352	297,116	—	—	16,352	—
5/12/2016(d)	89,682	1,629,522	—	—	89,682	—
5/12/2016(b)	53,810	977,728	—	—	53,810	—
5/12/2016(e)	35,872	651,794	—	—	35,872	—

Total	500,466	9,093,467	111,624	88,928	254,063	30,665

Jeanette E. Marbert
2/26/2013(a)	6,069	110,274	6,069	—	—	—
2/25/2014(a)	10,457	190,004	5,223	5,234	—	—
2/25/2014(b)	8,362	151,938	8,362	—	—	—
2/25/2014(c)	—	—	—	—	—	—
2/24/2015(a)	17,235	313,160	5,742	5,743	5,750	—
2/24/2015(b)	4,595	83,491	—	4,595	—	—
2/24/2015(c)	3,063	55,655	—	3,063	—	—
2/23/2016(a)	39,777	722,748	9,942	9,945	9,943	9,947
2/23/2016(b)	7,955	144,542	—	—	7,955	—
2/23/2016(c)	5,304	96,374	—	—	5,304	—
5/12/2016(d)	35,873	651,812	—	—	35,873	—
5/12/2016(b)	21,523	391,073	—	—	21,523	—
5/12/2016(e)	14,349	260,721	—	—	14,349	—

Total	174,562	3,171,792	35,338	28,580	100,697	9,947

William L. Harvey
2/26/2013(a)	4,047	73,534	4,047	—	—	—
2/25/2014(a)	5,978	108,620	2,984	2,994	—	—
2/25/2014(b)	4,779	86,834	4,779	—	—	—
2/25/2014(c)	—	—	—	—	—	—
2/24/2015(a)	11,697	212,534	3,897	3,896	3,904	—
2/24/2015(b)	3,118	56,654	—	3,118	—	—
2/24/2015(c)	2,079	37,775	—	2,079	—	—
2/23/2016(a)	26,518	481,832	6,627	6,630	6,629	6,632
2/23/2016(b)	5,304	96,374	—	—	5,304	—
2/23/2016(c)	3,535	64,231	—	—	3,535	—
5/12/2016(d)	35,873	651,812	—	—	35,873	—
5/12/2016(b)	21,523	391,073	—	—	21,523	—
5/12/2016(e)	14,349	260,721	—	—	14,349	—

Total	138,800	2,521,996	22,334	18,717	91,117	6,632

	Number of Unvested RSUs as of 12/31/16	Market Value of Unvested RSUs as of 12/31/16	Vesting Schedule (#)

Grant Date	(#)	($)	2017	2018	2019	2020

Sergio D. Rivera
5/12/2016(f)	8,968	162,949	8,968	—	—	—
11/7/2016(g)	72,345	1,314,509	24,115	24,115	24,115	—
11/7/2016(h)	48,231	876,357	16,077	16,077	16,077	—

Total	129,544	2,353,814	49,160	40,192	40,192	—

Stephen G. Williams
5/11/2016(a)	7,213	131,060	7,213	—	—	—
5/11/2016(i)	9,618	174,759	9,618	—	—	—
5/11/2016(i)	24,610	447,164	12,304	12,306	—	—
5/11/2016(i)	42,834	778,294	14,277	14,278	14,279	—
5/12/2016(a)	66,245	1,203,672	19,872	19,873	26,500	—
5/12/2016(h)	22,082	401,230	6,623	6,625	8,834	—

Total	172,602	3,136,178	69,907	53,082	49,613	—

(a)
Represents performance-based annual RSUs earned which vest in equal annual installments on each of the first three or four anniversaries of the grant date, subject to continued employment. The performance conditions to which these awards were subject have been satisfied.
(b)
Represents performance RSUs which vest on the third anniversary of the grant date subject to continued employment. The number of shares included on the table is based on the number of shares which would be earned if the cumulative total of Adjusted EBITDA for 2015-2017 or 2016-2018, as applicable, equals the cumulative total target Adjusted EBITDA for those three years. For the February 2014 grant, the number of shares included is based on the number of shares earned based on Adjusted EBITDA achieved for 2014-2016. Mr. Williams Adjusted EBITDA grants vest annually on a 30%/30%/40% basis. His 2017 amount is based on the Adjusted EBITDA performance of Vistana achieved in 2016.
(c)
Represents performance RSUs which vest on the third anniversary of the grant date subject to continued employment. The number of shares included on the table is based on the number of shares which would be earned based on the relative TSR for ILG being at the target percentile for the measurement period of December 31, 2014 through December 31, 2017 or December 31, 2015 through December 31, 2018 as applicable, as measured against the peer groups. For the February 2014 grant, the number of shares included is the number of shares earned based on the relative TSR for the measurement period from December 31, 2013 through December 31, 2016.
(d)
Represents performance RSUs which vest on the third anniversary of the grant date subject to continued employment. The performance conditions to which these awards were subject have been satisfied.
(e)
Represents performance RSUs which vest on the third anniversary of the grant date subject to continued employment. The number of shares included on the table is based on the number of shares which would be earned if the cumulative total of revenue excluding cost reimbursements for 2016-2018, equals the cumulative total target revenue excluding cost reimbursements for those three years.
(f)
Represents RSUs granted to Mr. Rivera as a non-employee director prior to joining ILG as an executive which vests on the first anniversary of grant.
(g)
Represents RSUs granted to Mr. Rivera upon hire that vest ratably on the first three anniversaries of the grant date subject to achieving specified operating goals during 2017.
(h)
Represents RSUs that vest in annual installments over the first three anniversaries of the grant date (or if later, when performance is certified) based on achievement of annual adjusted EBITDA targets for the vacation ownership segment or the Vistana business.
(i)
Represents shares of restricted stock that converted from Starwood restricted stock in the acquisition of Vistana and vest annually over the first three anniversaries of the original grants by Starwood.

 Stock Vested for Fiscal Year 2016

              The following table sets forth information with respect to the value to the named executive officers of RSUs that vested during 2016, based on the closing price for ILG shares on The NASDAQ Stock Market on the applicable vesting date, which does not reflect the current value. In 2016 none of the named executive officers had any options.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Craig M. Nash	205,022	2,611,503
Jeanette E. Marbert	82,427	1,045,880
William L. Harvey	71,461	905,048
Sergio D. Rivera	—	—
Stephen G. Williams	—	—

Pension Benefits for Fiscal Year 2016 and Nonqualified Deferred Compensation for Fiscal Year 2016

              ILG does not offer a pension plan and none of the named executive officers are eligible to participate in a deferred compensation plan offered by ILG.

Potential Payments Upon Termination or Change in Control

Change of Control

              Pursuant to the terms of ILG's equity compensation plans and the award agreements thereunder, upon a change of control, as defined in the applicable executive employment agreement, or as defined in the relevant plan, the named executive officers are generally entitled to accelerated vesting of equity awards if, following such change in control, their employment is terminated by ILG for any reason other than death, disability or cause (as defined in the relevant employment agreement or plan document), or by the executive for good reason (as defined in the relevant employment agreement or plan document) (a "Qualifying Termination").

              Additionally, under the employment agreements for each of Mr. Nash, Ms. Marbert, Mr. Harvey and Mr. Rivera, he or she will be entitled to accelerated vesting of the RSUs granted under those agreements and equity awards granted after the effective date of those agreements in August 2008 (or November 7 2016 for Mr. Rivera), if the vest date would have occurred within two years of the change in control date, with each such award treated as if it vested in equal annual installments. In addition as of December 31, 2016, Mr. Nash's employment agreement contained a provision requiring ILG to gross-up payments that are subject to an excise tax imposed by Section 4999 of the Internal Revenue Code. However, in the event the payment triggering the gross-up provision is 110% or less of the base amount times 2.99 (referred to as the safe harbor amount), instead of a gross-up, the amounts payable shall be reduced to the safe harbor amount.

              Under the amendments to the employment agreements entered into in March 2017, accelerated vesting following the Change of Control only occurs after a Qualifying Termination. The amended agreement with Mr. Nash also removes the tax gross up provision.

Severance

              Cash.    Upon a Qualifying Termination, ILG executive officers are entitled to salary continuation of, with respect to Mr. Nash, Ms. Marbert and Mr. Rivera, 24 months, with respect to Mr. Harvey and Mr. Williams, 12 months however, Mr. Williams' salary continuation is for 18 months for a Qualifying Termination during the first year of his employment under ILG. Additionally, under the employment agreements with Mr. Nash, Ms. Marbert and Mr. Rivera, each was entitled to pro-rated portions of the bonus he or she would otherwise earn during the year in which the Qualifying Termination occurs, payable at the time such bonus would otherwise be determined. Mr. Rivera and Mr. Williams will also receive a lump sum payment to cover the applicable premium under COBRA for the period of salary continuation.

              Equity.    Upon a Qualifying Termination, Mr. Nash, Ms. Marbert, Mr. Harvey and Mr. Rivera would receive accelerated vesting for any equity awards granted after the effective date of the applicable employment agreement that would otherwise have vested within the salary continuation period, with each such award treated as if it vested in equal annual installments. In addition, in the event of a Qualifying Termination, each of the five named executive officers will be entitled to one-third of the shares that would otherwise vest for each completed 12-month period following the grant date with respect to performance-based RSUs that vest at the end of three years that were not granted upon hire. Note that generally in the case of a Qualifying Termination for death, the awards vest in full, and for disability, the awards continue to vest for up to three years following the termination date.

              Obligations.    The amounts payable upon a Qualifying Termination are all subject to the execution of a general release and to compliance with confidentiality, non-compete, non-solicitation of employees and non-solicitation of customer covenants set forth in the relevant employment agreements. Salary continuation payments will be offset by the amount of any compensation earned by an executive from other employment during the severance payment period.

              Amendments.    Under amended agreements executed in March 2017 following a market analysis, amounts payable upon a Qualifying Termination have been revised to include a multiple of base salary and target annual incentive, continuation of benefits for severance period, and vesting of certain equity awards based on the severance period for qualifying termination for Nash, Marbert, Harvey and Rivera (all awards if following a change in control), subject to compliance with restrictive covenants. The multiples of salary and target annual incentive are as follows:

Name	Qualifying Termination	Qualifying Termination following Change In Control

Craig M. Nash	2x	3x

Jeanette E. Marbert	2x	2.5x

William L. Harvey	1x	2x

Sergio D. Rivera	2x	2.5x

Stephen G. Williams	1x	1.5x

              The amounts shown in the table assume that the termination or change in control was effective as of December 31, 2016 (prior to the effectiveness of the amendments) and that the price of ILG common stock on which certain calculations are based was the closing price of $18.17 on The NASDAQ Stock Market on that date. These amounts are estimates of the incremental amounts that would have been paid out to the executive upon such terminations/change in control, and do not take into account equity grants made, and contractual obligations entered into, after December 31, 2016. The actual amounts to be paid out can only be determined at the time the event actually occurs.

Name and Benefit	Termination without cause ($)	Resignation for good reason ($)	Change in Control ($)	Termination w/o cause or for good reason after Change in Control(3) ($)
Craig M. Nash
Cash Severance (salary and bonus)	3,049,711	3,049,711	—	3,049,711
RSUs (vesting accelerated)(1)	6,131,563	6,131,563	6,131,563	8.976,707
280G Gross-Up(2)	—	—	—	—

Total estimated value	9,181,274	9,181,274	6,131,563	12,026,418

Jeanette E. Marbert
Cash Severance (salary and bonus)	1,632,642	1,632,642	—	1,632,642
RSUs (vesting accelerated)(1)	2,311,648	2,311,648	2,311,648	3,222,450

Total estimated value	3,944,290	3,944,290	2,311,648	4,855,092

William L. Harvey
Cash Severance (salary)	420,000	420,000	—	420,000
RSUs (vesting accelerated)(1)	954,806	954,806	1,719,966	2,519,797

Total estimated value	1,374,806	1,374,806	1,719,966	2,939,797

Sergio D. Rivera
Cash Severance (salary)	1,100,000	1,100,000	—	1,100,000
RSUs (vesting accelerated)(1)	1,460,577	1,460,577	1,623,526	2,353,814

Total estimated value	2,560,577	2,560,577	1,623,526	3,453,814

Stephen G. Williams
Cash Severance (salary and bonus)(4)	1,261,505	1,261,505	—	1,261,505
RSUs (vesting accelerated)(1)	—	—	—	3,136,178

Total estimated value	1,261,505	1,261,505	—	4,397,683

(1)
The value of accelerated performance RSUs included in these amounts is based on the target numbers (other than RSUs that have been earned at a different amount) and includes the full value of earned RSUs. These RSUs provide that the Compensation Committee may determine that a larger number of RSUs would have vested absent a change of control and cause such larger number of RSUs to vest.
(2)
Under Mr. Nash's agreement as of 12/31/2016, if the payments are less than 110% of the safe harbor amount the amount paid will be reduced to the safe harbor amount and if the payments are more than 110% of the safe harbor amount, the amount will be grossed up. The 280G gross-up amount does not take account of mitigation for payments being paid in consideration of non-competition, non-solicitation and similar agreements or as reasonable compensation. Note that in March 2017, this provision has been modified and Mr. Nash is no longer entitled to a 280G gross-up.
(3)
Any amounts paid that are considered excess parachute payments under Section 280(g) of the Code will not be deductible by ILG.
(4)
With respect to Mr. Williams, these payments represent salary continuation for 18 months because the assumed date is during the first year of his employment. Afterwards, the salary continuation would be for 12 months.

Compensation Risk Analysis

              The Compensation Discussion and Analysis describes generally the compensation policies and practices that apply to executives throughout the company. A team from our human resources department assessed ILG's compensation policies and practices from a risk-taking perspective, and reviewed its conclusions with representatives from the legal and internal audit departments. A summary of this assessment was provided to the Compensation Committee. This assessment considered the potential risks with respect to our various compensation policies and practices and the mitigating factors and controls to address these risks. Based on the results of this review, we determined that the risks arising from ILG's compensation policies and procedures are not reasonably likely to have a material adverse effect on ILG.

Equity Compensation Plan Information

              The table below provides information pertaining to all compensation plans under which equity securities of our company are authorized for issuance as of December 31, 2016:

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	3,264,086(2)	NA	3,890,971
Equity compensation plans not approved by security holders	—	NA	—

Total	3,264,086	—	3,890,971

(1)
These plans include the 2008 Annual and Stock Incentive Plan, as amended, and the 2013 Stock and Incentive Compensation Plan, under both of which a variety of awards, including incentive or nonqualified stock options, restricted shares, restricted stock units, performance units, appreciation rights, bonus awards or any combination of the foregoing may be issued and the 2008 Deferred Compensation Plan for Non-Employee Directors, under which directors can defer retainer fees that are converted to share units and settled in common stock. There are 39,013 shares available under the Deferred Compensation Plan for Non-Employee Directors.
(2)
Includes an aggregate of (a) 3,203,100 shares issuable upon vesting of RSUs, and (b) 60,987 shares issuable upon settlement of share units issued under the Deferred Compensation Plan for Non-Employee Directors.
(3)
As of December 31, 2016, there were no options outstanding.

 PROPOSAL 2—APPROVE, IN A NON-BINDING VOTE, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

              We are asking stockholders to approve, on an advisory basis, as required pursuant to section 14A of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), the compensation of ILG's named executive officers as reported in this proxy statement.

              As described in detail above under "Compensation Discussion and Analysis," ILG is focused on growing our business of providing memorable vacation experiences to our customers and delivering shareholder value. To further this goal, we structure our compensation to reward performance and foster long-term growth of our business. Our compensation highlights include the following:

  •
  Pay for performance philosophy and practice, by including performance conditions on 87% of the 2016 target compensation for our chief executive officer and an average of 79% for the other named executive officers
  •
  Utilize an independent compensation consultant to assist the Compensation Committee in evaluating executive compensation
  •
  Emphasize equity-based awards, resulting in the alignment of our executives' interests with those of our stockholders.
  •
  Provide a cap for all performance-based awards of no more than 200% of target
  •
  Removed legacy gross-up provisions
  •
  All change in control payments now based on a "double trigger"
  •
  Set robust executive stock ownership guidelines (6x multiple for CEO)
  •
  Subject performance-based pay to a recoupment policy
  •
  Prohibit hedging or pledging of ILG stock by executive officers and directors

              Therefore, we are asking stockholders to approve the following advisory resolution at the 2017 Annual Meeting of Stockholders:

              RESOLVED, that the stockholders of ILG, Inc. ("ILG") approve, on an advisory basis, the compensation of ILG's named executive officers disclosed in the Proxy Statement for ILG's 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, Summary Compensation Table and the other related tables and narrative discussion within the Executive Compensation section.

              This advisory resolution, commonly referred to as a "say-on-pay" resolution, is non-binding on the board of directors. Although non-binding, the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation.

              The board of directors recommends that you vote FOR the proposal to approve the advisory resolution on executive compensation.

 PROPOSAL 3—NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

              We are asking stockholders to vote on whether future advisory votes on executive compensation such as Proposal 2 above should occur every year, every two years or every three years. We hold this advisory vote regarding the frequency of "say-on-pay" advisory votes every six years as required pursuant to section 14A of the Securities Exchange Act.

              In 2011, our stockholders voted on a similar proposal, with the majority voting to hold an advisory vote on compensation every three years. Based on feedback from our stockholders, a review of best practices, and the advice of our Compensation Committee, our board of directors has determined to recommend changing the frequency of ILG's "say-on-pay' resolution to every year. In considering your vote, you should review the information presented in proposal No. 2 above, and the information on our compensation policies and decisions regarding the named executive officers presented under "Compensation Discussion and Analysis."

              This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the board of directors. Stockholders will be able to specify one of four choices for this proposal on the proxy card: three years, two years, one year, or abstain. Stockholders are not voting whether or not to approve the board's recommendation. Although non-binding, the board and the Compensation Committee will review and consider the voting results when determining the frequency of future advisory votes on executive compensation.

              The board of directors recommends that you vote for the frequency of future advisory votes on executive compensation to occur every ONE year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

              The following table sets forth certain information regarding the beneficial ownership of ILG common stock as of March 21, 2017, except as otherwise disclosed in the notes below, by:

  •
  each person who is known by ILG to own beneficially more than 5% of the outstanding common stock based on a review of filings with the SEC;
  •
  ILG's directors;
  •
  ILG's named executive officers; and
  •
  ILG's current executive officers and directors as a group.

Unless otherwise indicated, beneficial owners listed here may be contacted at ILG's corporate headquarters at 6262 Sunset Drive, Miami, FL 33143. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all common shares set forth opposite their respective names:

	ILG Common Stock

Name and Address of Beneficial Owner	Shares	%

Liberty Interactive Corporation(1)	16,643,957	13.4
12300 Liberty Boulevard
Englewood, CO 80112
Blackrock, Inc.(2)	13,511,868	10.9
55 East 52nd Street
New York, NY 10055
The Vanguard Group(3)	9,493,038	7.6
100 Vanguard Blvd.
Malvern, PA 19355
David Flowers(5)	20,082	*
Victoria L. Freed(5)	30,289	*
Lizanne Galbreath(5)	16,148	*
William L. Harvey(4)	215,608	*
Chad Hollingsworth(5)	13,850	*
Lewis J. Korman(5)	63,929	*
Thomas J. Kuhn(5)	63,721	*
Jeanette E. Marbert(4)	412,355	*
Thomas J. McInerney(5)	121,929	*
Thomas P. Murphy, Jr.(5)	62,929	*
Craig M. Nash(4)(6)	1,064,540	*
Stephen R. Quazzo(5)(6)	32,950	*
Sergio D. Rivera(4)(5)	21,035	*
Thomas O. Ryder (5)	42,371	*
Avy H. Stein(5)	78,431	*
Stephen G. Williams(4)	77,687
All executive officers and directors as a group (22 persons)	2,514,282	2.0

*
The percentage of shares beneficially owned does not exceed 1%.
(1)
Based upon information reported on Amendment No.1 to Schedule 13D which was filed with the SEC on November 2, 2015. Liberty Interactive Corporation (formerly Liberty Media Corporation) is a publicly traded corporation. According to its Schedule 14A, filed September 30, 2016, Liberty's chairman, John C. Malone, controls 36.4% of the voting power of Liberty Interactive Corporation.
(2)
Based upon information reported on Amendment No. 9 to Schedule 13G which was filed with the SEC on February 8, 2017, Blackrock, Inc. and its subsidiaries beneficially own and have sole dispositive rights over 13,511,868 shares and have sole voting rights over 13,264,394 shares.
(3)
Based upon information reported on Amendment No. 1 to Schedule 13G which was filed with the SEC on February 13, 2017, The Vanguard Group, Inc. and its subsidiaries beneficially own and have sole dispositive rights over 9,342,302, have shared dispositive rights over 150,736 shares and have sole voting rights over 141,250 shares.
(4)
Excludes RSUs that vest more than 60 days after March 21, 2017.
(5)
Includes 8,968 RSUs that vest on May 12, 2017. For Mr. Kuhn, excludes 40,797 share units and for Mr. Stein, 20,189 share units under the Non-Employee Director Deferred Compensation Plan, which would be paid no sooner than six months following termination of services as a director of ILG. For Mr. Korman, excludes 2,000 share units held by his private foundation.
(6)
Excludes 221,860 shares held by trusts for the benefit of Mr. Nash's family members and 5,988 shares held by trusts for the benefit of Mr. Quazzo's family members and by his spouse.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

              Section 16(a) of the Securities Exchange Act requires our directors and executive officers, and owners of more than 10% of a registered class of ILG's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common shares and other equity securities of ILG. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish ILG with copies of all forms they file pursuant to Section 16(a). We file Section 16(a) reports on behalf of our directors and executive officers to report their initial and subsequent changes in beneficial ownership of our common stock. To our knowledge, based solely on review of the reports that we filed, written representations that no other reports were required and all Section 16(a) reports provided to us, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with during the fiscal year ended December 31, 2016, with the exception of two Form 4s with respect to dividends reinvested by Mr. Gilbert that were filed on a Form 5 due to administrative error.

 AUDIT COMMITTEE REPORT

              In accordance with its written charter adopted by the board of directors, the audit committee assists the board of directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of ILG.

              The audit committee reviewed and discussed the audited consolidated financial statements of ILG for the year ended December 31, 2016 with management and the independent registered public accountants. Management has the responsibility for the preparation of ILG's consolidated financial statements, and for determining that the financial statements are complete and accurate and in accordance with U.S. generally accepted accounting principles. ILG's independent registered public accountants are responsible for planning and conducting audits for the examination of those consolidated financial statements.

              The audit committee obtained the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board and discussed with the independent registered public accountants any relationships that may impact their objectivity and independence. The audit committee also reviewed and discussed with the independent registered public accountants all communications required by the Public Company Accounting Oversight Board Auditing Standards No. 16, Communications with Audit Committees, and reviewed and discussed the results of the independent registered public accountants' audit of the financial statements.

              Based on the above-described review and discussions with management and the independent registered public accountants, the audit committee recommended to the board of directors that ILG's audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2016.

Audit Committee
Lewis J. Korman, Chairman
Thomas J. Kuhn
Thomas J. McInerney
Stephen R. Quazzo

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

              ILG has adopted a written policy for the review of transactions with related persons by the audit committee of the board of directors. The policy requires review, approval or ratification of transactions exceeding $120,000 in which ILG is a participant and in which an ILG director, executive officer, a holder of more than five percent (5%) of the Company's common stock or an immediate family member of any of the foregoing persons has a direct or indirect material interest. The audit committee determines whether these transactions are in, or not inconsistent with, the best interests of ILG and its stockholders, taking into consideration whether they are on terms no less favorable to ILG than those available with other parties and the related person's interest in the transaction. The relationships and related party transactions described below relating to Liberty were entered into prior to or in connection with ILG's spin-off from IAC in August 2008. The terms "related person" and "transaction" have the meanings set forth in Item 404(a) of Regulation S-K promulgates by the Securities and Exchange Commission.

Agreements with Liberty Media Corporation

              As of March 21, 2017, Liberty beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) 16,643,957 shares or 13.4% of ILG common stock. In connection with the Vistana acquisition, ILG and Liberty Interactive Corporation agreed to amend and restate that certain Spinco Agreement, dated May 13, 2008, by and among Liberty, certain affiliates of Liberty and IAC/InterActive Corp., as subsequently assigned to ILG on August 20, 2008. This amended agreement provides that Liberty is entitled to appoint two directors to the ILG Board. So long as Liberty continues to beneficially own at least 10% of ILG's common stock, Liberty has the right to nominate a proportionate number of directors to ILG's board of directors. The amended agreement restricts Liberty and its affiliates from acquiring in excess of 35% of ILG's outstanding shares of common stock without ILG's consent.

              The amended agreement with Liberty, and the respective rights and obligations thereunder, will terminate if Liberty's beneficial ownership falls below 10% of ILG's outstanding equity, unless Liberty's ownership was reduced below 10% not in conjunction with Liberty transferring its shares. In that event, Liberty's rights will terminate three years from the date of the amended agreement.

              Also in connection with the Vistana acquisition, ILG and Liberty amended and restated that certain registration rights agreement, dated as of August 20, 2008, by and among ILG, Liberty and an affiliate of Liberty. The amended registration rights agreement provides Liberty with four demand registration rights and sets the aggregate offering price threshold for any demand registration statement at $50 million. Pursuant to the amended registration rights agreement, ILG must prepare a demand registration statement if requested by Liberty.

Starwood Hotels and Resorts

              In connection with the acquisitions of Vistana in May 2016, ILG entered into several agreements with Starwood including the license agreement, tax matters agreement, management agreements for certain transferred hotels, transition services agreement, and other commercial agreements. Mr. Rivera, one of our directors, was an executive of Starwood during the period from the closing of the Vistana acquisition until he left Starwood following its sale and later became one of our named executive officers. During the period in 2016 when Starwood was a related party, we made payments of $44.5 million to Starwood and received payments of $1.1 million from Starwood.

Other

              An officer of Royal Caribbean Cruises Ltd., Victoria L. Freed, is part of our board of directors. Through the travel services we offer, we sell Royal Caribbean cruises. During 2016, we recorded revenue of $0.8 million for these sales and Royal Caribbean had $6.2 million of gross sales from our bookings of their cruises, which in each case is less than 5% of gross revenues for the year.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS' FEES

              The following table sets forth fees for professional services rendered by Ernst & Young LLP for fiscal years 2016 and 2015.

	2016 Estimated Fees	2015 Actual Fees
Audit Fees(1)(3)	$4,987,307	$2,406,090
Audit-Related Fees(2)	254,791	747,884
Tax Fees(3)(4)	50,435	—
All Other Fees	—	—

Total Fees	$5,292,533	$3,153,974

(1)
Includes fees and expenses related to the fiscal year integrated audit and AS 4105, Interim Financial Information, statutory audits of foreign subsidiaries, SEC filings, including consents and comment letters, and attestations on Statements of Key Operating Exchange Statistics of Interval International and Vistana, notwithstanding when fees and expenses were billed or when the services were rendered. These services reflect additional work in 2016 related to the Vistana acquisition.
(2)
Includes fees and expenses related to accounting consultation in connection with a business combination rendered during the respective year.
(3)
Amounts in local currencies are converted at the respective exchange rates at December 31, 2016.
(4)
Includes fees and expenses related to tax compliance services and transfer pricing advisory services rendered during respective year.

Audit Committee Pre-Approval of Independent Accountant Services

              The audit committee pre-approves all audit and permissible non-audit services provided by the independent registered public accountants. These services may include audit services, audit-related services, tax services and other services.

              Ernst & Young LLP has been selected by the audit committee to serve as ILG's independent registered public accountants for the fiscal year ending December 31, 2017. A representative of Ernst & Young LLP will be present at the annual meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

PROPOSAL 4—RATIFICATION OF THE SELECTION OF ILG'S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

              ILG is asking its stockholders to ratify the selection of Ernst & Young LLP as ILG's independent registered public accounting firm for the year ending December 31, 2017. Although ratification is not required, the board of directors is submitting the selection of Ernst & Young LLP to its stockholders for ratification as a matter of good corporate governance. If the selection is not ratified, the audit committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the audit committee in its discretion may select a different registered public accounting firm at any time during the fiscal year if it determines that such a change would be in the best interests of ILG and its stockholders.

              The board of directors recommends that you vote FOR the proposal to ratify the selection of Ernst & Young LLP as ILG's independent registered public accounting firm for the year ending December 31, 2017.

 OTHER MATTERS

              Management does not know of any other matters which will be presented for action at the meeting. If any other matters shall properly come before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment.

Stockholder Proposals for 2018 Annual Meeting

              An eligible stockholder who wishes to have its qualifying stockholder proposal considered for inclusion in our proxy materials for such meeting must send a qualifying stockholder proposal to our Corporate Secretary at our executive offices at the address below no later than December 4, 2017. To qualify as an eligible stockholder with regard to making a stockholder proposal, a stockholder must, among other things, have continuously held at least $2,000 in market value or 1% of our outstanding capital stock for at least one year by the date of submission of the stockholder proposal, and must continue to own that amount of stock through the date of the annual meeting.

              If you want to make a proposal or nominate a director for consideration at next year's annual meeting without having the proposal included in our proxy materials, you must comply with the current advance notice provisions and other requirements set forth in our Bylaws. Under our Bylaws, a stockholder may bring a matter to vote upon at an annual meeting by giving adequate notice to our Corporate Secretary. To be adequate, that notice must contain the information specified in our Bylaws and be received by us not earlier than January 18, 2018 nor later than 5:00 p.m., Eastern Time, on February 17, 2018. If, however, the date of the annual meeting is advanced or delayed by more than 30 days from May 15, 2018, timely notice by the stockholder must be delivered not later than the 90th day prior to the date of such annual meeting or, if later, the tenth day following the day on which public announcement of the date of such meeting is first made.

              If we do not receive your proposal or nomination by the appropriate deadline, then it may not be brought before the 2017 Annual Meeting of Stockholders. The fact that we may not insist upon compliance with these requirements should not be construed as a waiver of our right to do so at any time in the future.

              All proposals or nominations should be addressed to ILG, Inc., 6262 Sunset Drive, Miami, Florida 33143, Attention: Corporate Secretary.

Householding

              The SEC permits a single Notice of Internet Availability of Proxy Materials or set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of our Notice of Internet Availability of Proxy Materials or this proxy statement and the accompanying annual report will be sent to certain beneficial stockholders who share a single address, unless any stockholder residing at that address gave contrary instructions.

              If any beneficiary stockholder residing at such an address desires at this time to receive a separate copy of our Notice of Internet Availability of Proxy Materials or this proxy statement and the attached annual report or if any such stockholder wishes to receive a separate proxy statement and annual report in the future, or if any stockholders sharing an address desire to request delivery of a single copy of such documents if they are receiving multiple copies of such documents, the stockholder(s) should provide such instructions to ILG by calling ILG Investor Relations, at 305-666-1861 x6030, or by writing ILG, Inc., 6262 Sunset Drive, Miami, Florida 33143, Attention: Investor Relations, after which, in the case of a stockholder requesting a separate copy, ILG will deliver promptly a separate copy of the requested document(s).

ANNUAL REPORTS

              Upon written request to the Corporate Secretary, ILG, Inc., 6262 Sunset Drive, Miami, Florida 33143, ILG will provide without charge to each person solicited a copy of ILG's 2016 Annual Report on Form 10-K, including the financial statements and financial statement schedule filed therewith. Copies are also available on our website, www.iilg.com. ILG will furnish requesting stockholders with any exhibit not contained in its 2016 Annual Report on Form 10-K upon payment of copying costs.

By order of the Board of Directors,
Victoria J. Kincke
 Secretary

Dated March 28, 2017

 APPENDIX A

ADJUSTED EBITDA REPORTED RECONCILIATION

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Adjusted EBITDA	$302	$185	$173
Non-cash compensation expense	(18)	(13)	(11)
Other non-operating income (expense), net	(7)	3	2
Acquisition related and restructuring costs	(22)	(8)	(7)
Impact of purchase accounting	(12)	(1)	(2)
Other special items	163	–	4

EBITDA	406	166	159
Amortization expense of intangibles	(19)	(14)	(12)
Depreciation expense	(43)	(18)	(16)
Less: Net income attributable to noncontrolling interest	2	2	3
Equity in earnings from unconsolidated entities	(5)	(5)	(5)
Less: Other special items	(163)	–	–
Less: Other non-operating income (expense), net	7	(3)	(2)

Operating income	185	128	127
Interest income	1	1	–
Interest expense	(23)	(21)	(7)
Other non-operating income (expense), net	(7)	3	2
Equity in earnings from unconsolidated entities	4	5	5
Other special items	163	–	–
Income tax provision	(57)	(41)	(45)

Net income	267	75	82
Net income attributable to noncontrolling interest	(2)	(2)	(3)

Net income attributable to common stockholders	$265	$73	$79

 ADJUSTED EBITDA LONG-TERM INCENTIVE CALCULATION RECONCILIATION

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Adjusted EBITDA	$290	$184	$175
Non-cash compensation expense	(18)	(13)	(11)
Other non-operating income (expense), net	(7)	3	2
Acquisition related and restructuring costs	(22)	(8)	(7)
Other special items	163	–	4

EBITDA	$406	$166	$159
Amortization expense of intangibles	(19)	(14)	(12)
Depreciation expense	(43)	(18)	(16)
Less: Net income attributable to noncontrolling interest	2	2	3
Equity in earnings from unconsolidated entities	(5)	(5)	(5)
Less: Other special items	(163)	–	–
Less: Other non-operating income (expense), net	7	(3)	(2)

Operating income	185	128	127
Interest income	1	1	–
Interest expense	(23)	(21)	(7)
Other non-operating income (expense), net	(7)	3	2
Equity in earnings from unconsolidated entities	4	5	5
Other special items	163	–	–
Income tax provision	(57)	(41)	(45)

Net income	267	75	82
Net income attributable to noncontrolling interest	(2)	(2)	(3)

Net income attributable to common stockholders	$265	$73	$79

 ADJUSTED EBITDA ANNUAL INCENTIVE CALCULATION RECONCILIATION

Year Ended December 31,
2016
(in millions)
Adjusted EBITDA	$286
Non-cash compensation expense	(18)
Other non-operating income (expense), net	(7)
Acquisition related and restructuring costs	(22)
Impact of purchase accounting	(12)
Percentage of Completion Adjustment	15
Other special items	163

EBITDA	$406
Amortization expense of intangibles	(19)
Depreciation expense	(43)
Less: Net income attributable to noncontrolling interest	2
Equity in earnings from unconsolidated entities	(5)
Less: Other special items	(163)
Less: Other non-operating income (expense), net	7

Operating income	185
Interest income	1
Interest expense	(23)
Other non-operating income (expense), net	(7)
Equity in earnings from unconsolidated entities	4
Other special items	163
Income tax provision	(57)

Net income	267
Net income attributable to noncontrolling interest	(2)

Net income attributable to common stockholders	$265

	Year Ended December 31,
	2016	2015	2014
	(in thousands)
Net income attributable to common stockholders	$ 265	$ 73	$ 79
Acquisition related and restructuring costs	22	8	6
Other non-operating foreign currency remeasurements	7	(4)	(2)
Impact of purchase accounting	15	1	2
Other special items	(163)	—	(4)
Income tax impact on adjusting items(1)	(16)	(2)	(1)

Adjusted net income	130	76	80

Earnings per share attributable to common stockholders:
Basic	$ 2.62	$ 1.28	$ 1.38
Diluted	$ 2.60	$ 1.26	$ 1.36
Adjusted earnings per share:
Basic	$ 1.29	$ 1.33	$ 1.40
Diluted	$ 1.28	$ 1.32	$ 1.39
Weighted average number of common stock outstanding:
Basic	100,868	57,400	57,343
Diluted	101,732	57,989	57,953

(1)
Tax rate utilized is the applicable effective tax rate respective to the period to the extent amounts are deductible

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ILG INC 6262 SUNSET DRIVE MIAMI, FL 33143 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 Craig M. Nash 06 Lewis J. Korman 11 Sergio D. Rivera 02 David Flowers 03 Victoria L. Freed 08 Thomas J. McInerney 13 Avy H. Stein 04 Lizanne Galbreath 09 Thomas P. Murphy, Jr. 05 10 Chad Hollingsworth Stephen R. Quazzo 07 Thomas J. Kuhn 12 Thomas O. Ryder The Board of Directors recommends you vote FOR the following proposal: 2To approve, in a non-binding vote, the compensation of our named executive officers. The Board of Directors recommends you The Board of Directors recommends you vote FOR the following proposal: 4To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for ILG for the fiscal year ending December 31, 2017. For 0 2 years 0 Against 0 3 years 0 Abstain 0 Abstain 0 ForAgainst Abstain 0 0 0 vote 1 YEAR on the following proposal: 1 year 0 3To determine, in a non-binding vote, NOTE: Such other business as may properly come before the meeting or any adjournment thereof. whether a shareholder vote to approve the compensation of our named executive officers should occur every one, two or three years. 0 For address change/comments, mark here. (see reverse for instructions) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000324844_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com ILG INC Annual Meeting of Stockholders May 15, 2017 4:30 PM This proxy is solicited by the Board of Directors By signing this proxy, you hereby revoke any prior proxies and appoint Craig M. Nash, Jeanette E. Marbert and William L. Harvey, or any of them, each with the power to appoint his/her substitute, and hereby authorize them to represent and to vote, as designated on the reverse side of this card, all of the shares of common stock of ILG INC that you are entitled to vote at the Annual Meeting of Stockholders to be held at 04:30 PM, EDT on 5/15/ 2017, at ILG's offices at 6262 Sunset Drive Miami, FL 33143, and any adjournment or postponement thereof. This proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000324844_2 R1.0.1.15

QuickLinks

  GENERAL INFORMATION
  QUESTIONS AND ANSWERS
  Who may vote at the meeting?
  What is the quorum requirement for the meeting?
  What matters will ILG stockholders vote on at the annual meeting and what vote is required for each?
  How will my shares be voted?
  What happens if I do not give specific voting instructions?
  How can I get electronic access to the proxy materials?
  Can I vote my shares by filling out and returning the Notice?
  What do I need to do to vote at the annual meeting?
  Can I change my vote?
PROPOSAL 1—ELECTION OF DIRECTORS
Information Regarding the Director Nominees
CORPORATE GOVERNANCE
  Board of Directors
  Committees of the Board of Directors
  Stockholder Communications with the Board of Directors
  Director Compensation
Director Compensation for Fiscal Year 2016
  Compensation Committee Interlocks and Insider Participation
COMPENSATION DISCUSSION AND ANALYSIS
  Overview
  Philosophy and Objectives of Compensation
  Compensation Methodology
  Elements of Compensation
  Change of Control and Severance
  Other Compensation
  Compensation Committee Report
  Compensation and Human Resources Committee
Summary Compensation Table
Grants of Plan-Based Awards for Fiscal Year 2016
Outstanding Equity Awards at Fiscal Year-End for Fiscal Year 2016
Stock Vested for Fiscal Year 2016
Pension Benefits for Fiscal Year 2016 and Nonqualified Deferred Compensation for Fiscal Year 2016
Potential Payments Upon Termination or Change in Control
Equity Compensation Plan Information
PROPOSAL 2—APPROVE, IN A NON-BINDING VOTE, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
PROPOSAL 3—NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
  Transactions with Related Persons
  Agreements with Liberty Media Corporation
  Starwood Hotels and Resorts
  Other
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS' FEES
  Audit Committee Pre-Approval of Independent Accountant Services
PROPOSAL 4—RATIFICATION OF THE SELECTION OF ILG'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
  Stockholder Proposals for 2018 Annual Meeting
  Householding
ANNUAL REPORTS
  APPENDIX A
ADJUSTED EBITDA REPORTED RECONCILIATION
ADJUSTED EBITDA LONG-TERM INCENTIVE CALCULATION RECONCILIATION
ADJUSTED EBITDA ANNUAL INCENTIVE CALCULATION RECONCILIATION